UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Post Properties, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2007

Dear Shareholder:

We cordially invite you to attend the 2007 Annual Meeting of Shareholders of Post Properties, Inc. to be held on Thursday, May 24, 2007, at 9:00 a.m. local time at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas 75201.

The items of business are listed in the following Notice of Annual Meeting of Shareholders and are more fully addressed in the Proxy Statement.

Please date, sign, and return your proxy card in the enclosed envelope or vote by telephone or over the Internet to assure that your shares will be represented and voted at the Annual Meeting even if you cannot attend. If you attend the Annual Meeting, you may vote your shares in person even though you have previously signed and returned your proxy card, voted by telephone or voted over the Internet.

On behalf of your board of directors, thank you for your continued support and interest in Post Properties, Inc.

Sincerely,

Robert C. Goddard, III
Chairman of the Board

POST PROPERTIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 24, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Post Properties, Inc. will be held at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas 75201 on Thursday, May 24, 2007, at 9:00 a.m. local time, for the following purposes:

(1) to elect nine directors for a one-year term,

(2) to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2007, and

(3) to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Only the holders of record of common stock of Post Properties, Inc. at the close of business on March 26, 2007 are entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment or postponement of the Annual Meeting. A list of shareholders as of the close of business on March 26, 2007 will be available at the Annual Meeting of Shareholders for examination by any shareholder, his agent or his attorney.

Your attention is directed to the Proxy Statement provided with this Notice.

By Order of the Board of Directors,

Sherry W. Cohen
Executive Vice President
and Corporate Secretary

Atlanta, Georgia
April 4, 2007

Your vote is important. Whether or not you expect to attend the Annual Meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed envelope, which does not require any postage if mailed in the United States. You also may vote your shares over the Internet or by telephone as described on your proxy card. If you attend the Annual Meeting, you may revoke the proxy and vote your shares in person.

POST PROPERTIES, INC.
One Riverside
4401 Northside Parkway, Suite 800
Atlanta, Georgia 30327-3057

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 24, 2007

GENERAL INFORMATION

Our 2007 Annual Meeting of Shareholders will be held on Thursday, May 24, 2007, at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas 75201, beginning promptly at 9:00 a.m. local time. The enclosed form of proxy is solicited by our board of directors. We anticipate that this Proxy Statement and the accompanying proxy card will first be mailed to holders of our common stock on or about April 4, 2007.

Why am I receiving this Proxy Statement and proxy card?

You are receiving a Proxy Statement and proxy card from us because you own shares of our common stock. This Proxy Statement describes issues on which we would like you, as a shareholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint David P. Stockert and Sherry W. Cohen as your representatives at the Annual Meeting. Mr. Stockert and Ms. Cohen will vote your shares at the Annual Meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is a good idea to complete, sign and return your proxy card, vote by telephone or vote over the Internet in advance of the Annual Meeting just in case your plans change.

If an issue comes up for vote at the Annual Meeting that is not on the proxy card, Mr. Stockert and Ms. Cohen will vote your shares, under your proxy, at their discretion.

What is the record date?

The record date is set for March 26, 2007. Only holders of record of common stock as of the close of business on this date will be entitled to vote at the Annual Meeting.

How many shares are outstanding?

As of the record date, we had 43,584,377 shares of common stock outstanding in addition to 647,564 outstanding partnership units in Post Apartment Homes, L.P., which are exchangeable for shares of common stock on a one-for-one basis. Only shares of common stock outstanding as of the record date will be eligible to vote at the Annual Meeting.

What am I voting on?

You are being asked to vote on the following:

•	the election of nine directors for a one-year term, and

•	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2007.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to the matters being voted upon.

How do I vote?

If you are a registered shareholder, meaning that your shares are registered in your name, you have four voting options. You may vote:

•	over the Internet at the web address shown on your proxy card (if you have access to the Internet, we encourage you to vote in this manner),

•	by telephone through the number shown on your proxy card,

•	by signing your proxy card and mailing it in the enclosed prepaid and addressed envelope, or

•	by attending the Annual Meeting and voting in person.

Please follow the directions on your proxy card carefully.

Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?

If your shares are held in “street name” through a broker, bank or other nominee, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions. The availability of telephone and Internet voting depends on the voting processes of the broker, bank or other nominee.

What if I return my proxy card but do not provide voting instructions?

If you return a signed proxy card but do not provide voting instructions, your shares will be voted for the nine named director nominees and for the ratification of the independent registered public accountants.

Can all shareholders vote in person at the Annual Meeting?

We will pass out written ballots to anyone who wants to vote at the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you must bring with you a legal proxy from your broker, bank or other nominee authorizing you to vote such shares in order to vote at the Annual Meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with the transfer agent and/or with a broker, bank or other nominee. Please vote all of the shares you own.

What if I change my mind after I return my proxy card?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	voting again over the Internet or by telephone prior to 12:00 a.m., Eastern Time, on May 24, 2007.

•	signing another proxy card with a later date,

•	voting in person at the Annual Meeting, or

•	giving written notice to the Corporate Secretary of Post Properties.

How many votes do you need to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, we must have a quorum, which means that a majority of our outstanding shares of common stock as of the record date must be present at the Annual Meeting. Your shares will be counted as present at the Annual Meeting if you:

•	vote over the Internet or by telephone,

•	properly submit a proxy card (even if you do not provide voting instructions), or

•	attend the Annual Meeting and vote in person.

Will my shares be voted if I do not sign and return my proxy card, vote over the Internet, vote by telephone or vote in person at the Annual Meeting?

If you are a registered shareholder, meaning that your shares are registered in your name, and you do not vote by using the Internet, by telephone or by signing and returning your proxy card or by voting in person at the Annual Meeting, then your shares will not be voted and will not count in deciding the matters presented for consideration in this Proxy Statement.

If your shares are held in “street name” through a broker, bank or other nominee and you do not vote your shares, your broker, bank or other nominee may vote your shares on your behalf under certain circumstances.

On certain “routine” matters, including the election of directors and the ratification of the independent registered public accountants described in this Proxy Statement, brokerage firms have authority under New York Stock Exchange (or NYSE) rules to vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the Annual Meeting and in determining the number of shares voted for or against the routine matter.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the Annual Meeting.

How are votes counted?

For “Proposal 1 — Election of Directors,” you may vote for all nominees, withhold from all nominees or withhold from individual nominees. For “Proposal 2 — Ratification of the Appointment of the Independent Registered Public Accountants,” you may vote for, against or abstain from the proposal. If you just sign your proxy card with no further instructions, your shares will be counted as a vote for each director nominee and for the ratification of the appointment of the independent registered public accountants.

What if I abstain from voting?

Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions will have no effect on the outcome of the vote.

How many votes are needed to elect directors?

Directors are elected by a plurality vote. As a result, the nine director nominees receiving the highest number of for votes will be elected as directors.

In 2006, we adopted a Policy on Majority Voting. The policy sets forth our procedures if a nominee is elected, but receives a majority of withheld votes. In an uncontested election, any nominee for director who receives a greater number of votes withheld from his or her election than votes for such election is required, within five days, to tender his or her resignation. Our Nominating and Corporate Governance Committee is required to make a recommendation to the board of directors with respect to the resignation. The board of directors is required to take action with respect to this recommendation and to disclose its decision-making process. The policy is more fully described under the caption “Corporate Governance — Policy on Majority Voting.”

How many votes are needed to approve the proposal to ratify the appointment of the independent registered public accountants?

Under Georgia law, for the proposal to pass, the for votes cast at the Annual Meeting must exceed the against votes cast at the Annual Meeting.

What happens if a director nominee is unable to stand for election?

The board of directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter event, shares represented by proxies will be voted for the substitute nominee. Proxies cannot be voted for more than nine director nominees at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2007. We will file that report with the Securities and Exchange Commission (or SEC), and you can get a copy from:

•	our website at www.postproperties.com by clicking on the Investors Relations link, followed by the SEC Filings tab,

•	the SEC’s website at www.sec.gov,

•	the SEC at (800) SEC-0330, or

•	our Corporate Secretary at Post Properties, Inc., One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327-3057.

Who will pay for the costs of soliciting proxies?

We will bear the costs of soliciting proxies. In an effort to have as large a representation at the Annual Meeting as possible, one or more of our employees, in certain instances, may personally make special solicitations of proxies either by telephone or mail. We also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to the beneficial owners of our common stock. In addition, we have retained Innisfree M&A Incorporated to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions and, in certain cases, by other holders. Such solicitation may be made through the use of mail, by telephone or by personal calls. The anticipated cost of the services of Innisfree M&A Incorporated is $8,500 plus expenses.

How can I obtain a copy of the 2006 annual report to shareholders and the 2006 annual report on Form 10-K?

Our annual report to shareholders for the year ended December 31, 2006, which includes our Form 10-K for the year ended December 31, 2006, accompanies this Proxy Statement. However, the annual report forms no part of the material for the solicitation of proxies.

Each of these reports may be accessed through our website at www.postproperties.com by clicking on the Investor Relations link, followed by the Financial Reports tab. In addition, our annual report on Form 10-K for the year ended December 31, 2006 is available from the SEC’s website at www.sec.gov.  At the written request of any common shareholder who owns common stock as of the close of business on the record date, we will provide, without charge, additional copies of our annual report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, except exhibits thereto. If requested by eligible shareholders, we will provide copies of the exhibits for a reasonable fee. Requests for copies of our annual report on Form 10-K should be mailed to:

Post Properties, Inc.
One Riverside
4401 Northside Parkway, Suite 800
Atlanta, Georgia 30327-3057
Attention: Corporate Secretary

PROPOSAL 1 — ELECTION OF DIRECTORS

Our bylaws provide that at least three and no more than fifteen directors shall constitute the full board of directors. Currently, our board of directors consists of ten members. The term of Nicholas B. Paumgarten expires at this year’s Annual Meeting, and he has decided not to stand for re-election. The board intends to reduce its size to nine members effective immediately following the Annual Meeting. All of the nine nominees have served as directors since our last Annual Meeting. Each director is elected annually to serve until the next Annual Meeting and until their respective successor is elected.

Upon the recommendation of our independent Nominating and Corporate Governance Committee, the board of directors has nominated Robert C. Goddard, III, David P. Stockert, Herschel M. Bloom, Douglas Crocker II, Walter M. Deriso, Jr., Russell R. French, Charles E. Rice, Stella F. Thayer and Ronald de Waal to stand for re-election at the Annual Meeting.

The following list sets forth the names of the nominees for director and contains certain biographical information, including a brief description of principal occupation and business experience during at least the past five years, directorships of companies presently held, and certain other information. This information has been furnished by the respective individuals.

Nominees for Election

Robert C. Goddard, III has been a director of Post Properties since May 2002 and Chairman of the Board since February 2003. Since July 2000, Mr. Goddard has been Chairman and Chief Executive Officer of Goddard Investment Group, LLC, a commercial real estate investment firm focusing in the Atlanta, Dallas, Houston, Denver and Miami markets. From 1988 to December 2000, Mr. Goddard served as Chairman and Chief Executive Officer of the NAI/Brannen Goddard Company, a real estate firm. Mr. Goddard is 52 years old.

David P. Stockert has been a director of Post Properties since May 2002. Since July 2002, Mr. Stockert has been President and Chief Executive Officer of Post Properties. From January 2001 to June 2002, Mr. Stockert served as Post Properties’ President and Chief Operating Officer. From July 1999 to October 2000, Mr. Stockert was Executive Vice President of Duke Realty Corporation, a publicly traded real estate company. From June 1995 to July 1999, Mr. Stockert was Senior Vice President and Chief Financial Officer of Weeks Corporation, also a publicly traded real estate company that was a predecessor by merger to Duke Realty Corporation. Mr. Stockert is 44 years old.

Herschel M. Bloom has been a director of Post Properties since May 1994. Mr. Bloom is currently, and has been for more than five years, a partner in the law firm of King & Spalding LLP. Mr. Bloom is 64 years old.

Douglas Crocker II has been a director of Post Properties since May 2004. From 1993 until 2002, Mr. Crocker served as Trustee, President and Chief Executive Officer of Equity Residential, a real estate investment trust focusing on apartment communities. He served as Vice Chairman of the Board of Trustees of Equity Residential from January 2003 through May 2003. In addition to serving on a number of nonprofit boards, Mr. Crocker also is a director of Wellsford Real Properties, Inc., Ventas, Inc., Acadia Realty Trust and Reckson Associates Realty Group. Mr. Crocker is 66 years old.

Walter M. Deriso, Jr. has been a director of Post Properties since May 2004. Mr. Deriso currently serves as Chairman of the Board of Atlantic Capital Bank (In Organization), a commercial banking and financial services provider. From 1997 to February 2005, Mr. Deriso served as Vice Chairman of Synovus Financial Corp., a diversified financial services company. Mr. Deriso also served as Chairman of the Board of Security Bank and Trust Company of Albany, a subsidiary of Synovus, through July 2006. Mr. Deriso is 60 years old.

Russell R. French has been a director of Post Properties since July 1993. Mr. French is currently, and has been for more than five years, a member of Moseley & Co. III. In addition, Mr. French has been a member of MKFJ-IV, LLC since 1998 and a member of Moseley & Co. V, LLC since 2000. Each of Moseley & Co. III, MKFJ-IV, LLC and Moseley & Co. V, LLC is the general partner of a venture capital fund. Mr. French is 61 years old.

Charles E. Rice has been a director of Post Properties since 1997. Since January 2001, Mr. Rice has been Chairman of Mayport Venture Partners LLC, a venture capital firm. From December 1998 until January 2001, Mr. Rice served as Vice Chairman of Corporate Development of Bank of America. Mr. Rice served as the Chairman of NationsBank, Inc. (currently Bank of America, Inc.) from January 1998 to October 1998. Mr. Rice served as the Chief Executive Officer of Barnett Banks, Inc. from 1979 until January 1998 and as the Chairman of the Board of Barnett Banks, Inc. from 1984 until January 1998. He is also a member of the Florida Council of 100. Mr. Rice is 71 years old.

Stella F. Thayer has been a director of Post Properties since September 2005. Ms. Thayer is currently, and has been for more than five years, an attorney and shareholder of the law firm of Macfarlane Ferguson & McMullen. She is also the President and a director of Tampa Bay Downs, Inc., a member of the Florida Council of 100, on the Board of Trustees of the University of South Florida Foundation and on the Board of Advisors of Columbia Law School. Ms. Thayer is 66 years old.

Ronald de Waal has been a director of Post Properties since May 2000. Since 1983, Mr. de Waal has been Chairman of the Board of We International b.v., a Netherlands corporation, which operates fashion specialty stores in Belgium, the Netherlands, Switzerland, Germany and France. Mr. de Waal is also a director of Saks Incorporated. Mr. de Waal is 55 years old.

The board of directors recommends a vote FOR the nine director nominees.

CORPORATE GOVERNANCE

Committees of the Board of Directors

Audit Committee.  The Audit Committee currently consists of Messrs. Deriso, French and Rice and Ms. Thayer. The board of directors has determined that Mr. French, the committee chairman, qualifies as an “audit committee financial expert” within the meaning of SEC rules and regulations. All committee members are independent as defined in applicable SEC and NYSE rules and under the director independence standards specified in our Corporate Governance Guidelines. During 2006, the committee held eight meetings. The committee chairman also held other meetings with management and/or our independent registered public accounting firm during the year.

The Audit Committee is responsible for, among other things:

•	directly appointing, retaining, evaluating, compensating and terminating our independent registered public accounting firm,

•	discussing with our independent registered public accounting firm their independence from management,

•	reviewing with our independent registered public accounting firm the scope and results of their audit,

•	pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm,

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC, and

•	reviewing and monitoring our accounting principles, accounting policies and financial and accounting controls.

Executive Compensation and Management Development Committee.  The Executive Compensation and Management Development Committee currently consists of Messrs. Deriso, French and Rice and Ms. Thayer. Mr. Rice serves as chairman. All committee members are independent as defined in applicable SEC and NYSE rules and under the director independence standards specified in our Corporate Governance Guidelines. During 2006, the committee held six meetings.

The Executive Compensation and Management Development Committee is responsible for, among other things:

•	annually reviewing and approving our goals and objectives for executive compensation,

•	annually reviewing and approving for the Named Executive Officers (1) the annual base salary level, (2) the annual cash incentive opportunity level, (3) the long-term incentive opportunity level, and (4) any special or supplemental benefits or perquisites,

•	reviewing and approving employment agreements, severance arrangements and change of control agreements for the senior executive officers, as appropriate,

•	making recommendations and reports to the board of directors concerning matters of executive compensation,

•	administering our executive incentive plans, and

•	reviewing compensation plans, programs and policies.

See Compensation Discussion and Analysis for a description of the processes and procedures of the Executive Compensation and Management Development Committee and for additional information regarding the Executive Compensation and Management Development Committee’s role and management’s role in determining compensation for executive officers and directors.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee consists of Messrs. Crocker, Goddard, Paumgarten and Rice. Mr. Paumgarten currently serves as chairman. All committee members are independent as defined in applicable SEC and NYSE rules and under the director independence standards specified in our Corporate Governance Guidelines. During 2006, the committee held three meetings. The committee chairman also held other meetings with management and/or our outside advisors during the year.

The Nominating and Corporate Governance Committee is responsible for, among other things:

•	seeking potential candidates to be considered for election to the board of directors,

•	recommending potential candidates for election to the board of directors,

•	reviewing corporate governance matters, and

•	making recommendations to the board of directors concerning the structure and membership of board committees.

Strategic Planning and Investment Committee.  The Strategic Planning and Investment Committee consists of Messrs. Bloom, Crocker, Goddard and de Waal. Mr. de Waal currently serves as chairman. During 2006, the committee held seven meetings.

The Strategic Planning and Investment Committee is responsible for, among other things:

•	developing a multi-year strategic business plan with our Chief Executive Officer and other executive officers and reviewing such plan annually,

•	evaluating and overseeing development, dispositions, acquisitions and certain investments on behalf of the company, and

•	reviewing and recommending board approval of certain types of transactions on behalf of the company and its subsidiaries.

The charters of each of the Audit Committee, the Executive Compensation and Management Development Committee, the Nominating and Corporate Governance Committee and the Strategic Planning and Investment Committee and our Corporate Governance Guidelines may be accessed on our website at www.postproperties.com by clicking on the Investor Relations link, followed by the Corporate Governance tab, and are available in print upon request from our Corporate Secretary. The Audit Committee Charter is also attached to this Proxy Statement as Appendix B.

Codes of Business Conduct and Ethics.  We have a Code of Business Conduct, which is applicable to all directors and employees, including our executive and financial officers. There is a separate Code of Ethics for Senior Executive and Financial Officers that applies to our chief executive officer, chief financial officer and chief accounting officer and persons performing similar functions. The Code of Business Conduct and the Code of Ethics are available on our website at www.postproperties.com by clicking on the Investor Relations link followed by the Corporate Governance tab. Any amendments to, or waivers of, the Code of Ethics will be disclosed on our website promptly following the date of such amendment or waiver.

Selection of Director Nominees

General Criteria and Process.  In identifying and evaluating director candidates, the Nominating and Corporate Governance Committee does not set specific criteria for directors. Under its committee charter, the committee is responsible for determining desired board skills and attributes and must consider personal and professional integrity, ability, judgment and other factors deemed appropriate. As expressed in our Corporate Governance Guidelines, we generally believe that candidates should show evidence of leadership in their particular field, have broad experience and the ability to exercise sound business judgment, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. Directors also must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the board for an extended period of time. The committee may retain a third-party search firm to identify director candidates and has sole authority to select the search firm and approve the terms and fees of any director search engagement.

Shareholder Nominations.  We have not adopted a specific policy regarding consideration of director nominees from shareholders. Shareholders who wish to recommend nominees for consideration by the Nominating and Corporate Governance Committee may submit their nominations in writing to our Corporate Secretary at the address provided in this Proxy Statement. The committee may consider such shareholder recommendations when it evaluates and recommends nominees to the board of directors for submission to the shareholders at each annual meeting.

In addition, shareholders may nominate directors for election without consideration by the Nominating and Corporate Governance Committee by complying with the eligibility, advance notice and other provisions of our bylaws. Under our bylaws, a shareholder is eligible to submit a shareholder nomination if the shareholder is (1) of record based on the record date for determining shareholders entitled to vote at the Annual Meeting and (2) of record on the date the shareholder gives notice of the nomination to us. The shareholder also must provide timely notice of the nomination to us. To be timely, the shareholder must provide advance notice not less than 90 nor more than 120 calendar days prior to the anniversary date of the preceding year’s annual meeting, regardless of any postponements, deferrals or adjournments of that Annual Meeting to a later date.

Policy on Majority Voting

In 2006, we adopted a Policy on Majority Voting. Pursuant to this policy, in an uncontested election of directors, any nominee who receives a greater number of votes withheld from his or her election than votes for his or her election will, within five days following the certification of the shareholder vote, tender his or her written resignation to the chairman of the board for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider the resignation and, within 45 days following the date of the shareholders’ meeting at which the election occurred, will make a recommendation to the board concerning the acceptance or rejection of the resignation.

In determining its recommendation to the board, the Nominating and Corporate Governance Committee will consider all factors deemed relevant, including:

•	the stated reason or reasons why shareholders who cast withhold votes for the director did so,

•	the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the board as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity), and

•	whether the director’s resignation from the board would be in Post Properties’ best interests and the best interests of our shareholders.

The Nominating and Corporate Governance Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as the members of the Nominating and Corporate Governance Committee deem appropriate, including:

•	acceptance of the resignation,

•	rejection of the resignation, or

•	rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating and Corporate Governance Committee to have substantially resulted in the withheld votes.

Under the policy, the board will take formal action on the recommendation no later than 75 days following the date of the shareholders’ meeting. In considering the recommendation, the board will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and any additional information, factors and alternatives as the board deems relevant. We will publicly disclose, in a Form 8-K filed with the SEC, the board’s decision within four business days after the decision is made. The board will also provide a full explanation of the process by which the decision was made and, if applicable, the board’s reason or reasons for rejecting the tendered resignation.

Director Independence

As part of our Corporate Governance Guidelines, we have established director independence standards, a copy of which is attached hereto as Appendix A. The full text of the Corporate Governance Guidelines can be found on our website at www.postproperties.com by clicking on the Investor Relations link, followed by the Corporate Governance tab. A written copy of our Corporate Governance Guidelines may also be obtained upon request from our Corporate Secretary. Our director independence standards meet or exceed the requirements of SEC rules and regulations, the NYSE listing standards and the Internal Revenue Code.

As required by the Corporate Governance Guidelines, the board of directors reviewed and analyzed the independence of each director and director nominee. The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the board and its committees. During this review, the board examined whether there were any transactions and/or relationships between directors or their affiliates or immediate family members and the company and the substance of any such transactions or relationships.

As a result of this review, the board of directors affirmatively determined that the following directors are independent for purposes of serving on the board and met the requirements set forth in our director independence standards: Messrs. Goddard, Bloom, Crocker, Deriso, French, Paumgarten, Rice and de Waal and Ms. Thayer. The board further determined that all members of the Audit Committee, Executive Compensation and Management Development Committee and Nominating and Corporate Governance Committee are independent. Mr. Stockert is not considered independent because he is an executive officer of the company. Herschel M. Bloom, one of our directors, is a partner in the law firm of King & Spalding LLP. King & Spalding LLP provided legal services to us during fiscal 2006. Fees for these legal services represented less than 2% of King & Spalding LLP’s revenues during the last three fiscal years. The amounts did not exceed the limits set forth in our director independence standards or in the NYSE’s corporate governance rules. In concluding that Mr. Bloom is independent, the board considered these factors and determined that Mr. Bloom’s relationship with the company was immaterial and would not influence Mr. Bloom’s exercise of independent judgment as a director.

Meetings of the Board of Directors

During 2006, our board of directors held six meetings. All directors attended 75% of all board and committee meetings. Directors are encouraged, but not required, to attend the annual shareholders meeting. All directors who were directors at the time of the 2006 annual shareholders meeting attended the meeting.

Executive Sessions of Non-Management Directors

Pursuant to the Corporate Governance Guidelines, Robert C. Goddard, III, our non-executive chairman of the board, presides at regularly scheduled executive sessions of our non-management directors.

Director Compensation

We pay our non-employee directors fees for their services as directors. During fiscal year 2006, our directors received:

•	an annual retainer of $25,000 for each non-employee director,

•	a board meeting attendance fee of $1,500 per meeting for each non-employee director,

•	a committee meeting attendance fee of $1,000 per meeting (including “chairman-only” meetings) for each non-employee director,

•	an additional annual retainer for the Audit Committee chairman of $7,500,

•	an additional annual retainer of $2,500 for the chairmen of the Executive Compensation and Management Development Committee, the Nominating and Corporate Governance Committee and the Strategic Planning and Investment Committee,

•	an annual grant of options to purchase 2,500 shares of common stock at an exercise price equal to 100% of the closing price of the common stock on the NYSE on the grant date to each non-employee director who has served on the board of directors for more than one year, as of December 31 of such year, with such shares vesting one-third each year over a three-year period beginning on the grant date,

•	an annual grant of the number of shares of restricted stock equal to $15,000 divided by the closing price of the common stock on the NYSE on the grant date to each non-employee director who has served on the board of directors for more than one year, as of December 31 of such year, with such shares vesting one-third each year over a three-year period beginning on the grant date, and

•	on the date of each new non-employee director’s initial appointment to the board of directors, a grant of (1) options to purchase 5,000 shares of common stock at an exercise price equal to 100% of the closing price of the common stock on the NYSE on the grant date and (2) the number of shares of restricted stock equal to $7,500 divided by the closing price of the common stock on the NYSE on the grant date, with both the stock options and restricted stock vesting one-third each year over a three-year period beginning on the grant date.

Pursuant to this compensation structure, on December 31, 2006, Messrs. Bloom, Crocker, Deriso, French, Paumgarten, Rice, Thayer and de Waal each received a grant of options to purchase 2,500 shares of common stock and a grant of 328 shares of restricted stock, with both grants having three-year vesting periods.

In lieu of the foregoing, the non-executive chairman of the board, Mr. Goddard, received an annual retainer of $100,000. In addition, in January 2006, Mr. Goddard received a stock option grant to purchase 50,000 shares of common stock at an exercise price equal to the closing price on the grant date and a restricted stock grant of shares equal to $200,000 in value on the grant date. The January 2006 stock option and restricted stock grants vest over three years.

In February 2007, based upon the recommendations of the Executive Compensation and Management Development Committee, the board of directors made the following changes to the compensation structure for directors, effective as of February 13, 2007:

•	eliminated “chairman-only” meeting fees,

•	increased the committee chair retainer to $20,000 for the Audit Committee chair and $7,500 for other committee chairs,

•	eliminated equity awards upon a director’s initial election,

•	changed the annual grants made on December 31 of each year to $60,000 of restricted stock vesting one-third each year over a three-year period beginning on the grant date (directors with at least one year of service will receive the full grant, while directors with less than one year of service will receive a pro-rated grant), and

•	changed the number of annual options to be considered for granting to the non-executive chairman of the board from options to purchase 50,000 shares of common stock to the number of options with a grant-date present value of $200,000.

The other aspects of the compensation structure (annual cash retainer, meeting fees, and annual retainer for our non-executive chairman of the board) were maintained.

The compensation paid to our non-employee directors relating to their service in 2006 is as follows:

2006 Director Compensation

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards	Total
Name	($)(1)	($)(2)	($)(2)	($)(3)

Herschel M. Bloom	38,500	14,985	8,231	61,716
Douglas Crocker II	44,000	7,487	7,617	59,104
Walter M. Deriso, Jr.	47,000	7,487	7,617	62,104
Russell R. French	62,500	14,985	8,231	85,716
Robert C. Goddard, III	100,000	239,956	180,938	520,894
Nicholas B. Paumgarten	36,500	12,109	9,289	57,898
Charles E. Rice	53,500	9,412	7,529	70,441
Stella F. Thayer	47,000	2,494	6,744	56,238
Ronald de Waal	43,500	14,985	8,231	66,716

(1)	Non-employee directors may elect to defer all or a part of their retainer and meeting fees under our Deferred Compensation Plan. Under the plan, we issue a number of shares equal in value to the fees deferred by the non-employee directors into a rabbi trust organized in connection with the plan. Directors have the right to vote the shares held in the rabbi trust. Each of our non-employee directors participated in our Deferred Compensation Plan and deferred all fees earned in 2006.

(2)	Represents the compensation costs for financial reporting purposes for the year under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R), excluding estimates for forfeitures. See Note 9 to the consolidated financial statements in our annual reports on Form 10-K for the years ended December 31, 2006 and December 31, 2005 for the assumptions made in determining values under SFAS 123R. There can be no assurance that the SFAS 123R amounts will ever be realized.

On December 31, 2006, we granted each director, other than Mr. Goddard:

• 328 shares of restricted stock with a grant-date present value of $15,000 computed in accordance with SFAS 123R, and

• options to purchase 2,500 shares of our common stock with an exercise price of $45.70, with a grant-date present value of $16,406 computed in accordance with SFAS 123R.

On January 18, 2006, we also granted Mr. Goddard:

• 4,981 shares of restricted stock with a grant-date present value of $200,000 computed in accordance with SFAS 123R, and

• options to purchase 50,000 shares of our common stock with an exercise price of $40.15, with a grant-date present value of $240,060 computed in accordance with SFAS 123R.

The shares of restricted stock and options granted to each of our directors during 2006, other than Mr. Goddard, vest one-third each year over a three year period each December 31. Of the shares of restricted stock granted to Mr. Goddard during 2006, one third of these shares vested on December 31, 2006, one-third will vest on December 31, 2007 and one-third will vest on December 31, 2008. The options granted to Mr. Goddard during 2006 vest one-third each year over a three year period each January 18. Dividends are paid on all shares of restricted stock.

The number of outstanding stock options and shares of restricted stock held by each of our directors as of December 31, 2006 is summarized in the table below.

	Number of	Number of
	Securities	Securities	Number of
	Underlying	Underlying	Outstanding
	Unexercised	Unexercised	Shares of
	Options (#)	Options (#)	Restricted Stock
Name	Exercisable	Unexercisable	(#)

Herschel M. Bloom	20,991	5,009	722
Douglas Crocker II	4,159	5,841	665
Walter M. Deriso, Jr.	4,159	5,841	665
Russell R. French	20,991	5,009	722
Robert C. Goddard, III	110,321	140,002	8,441
Nicholas B. Paumgarten	7,491	5,009	722
Charles E. Rice	21,073	4,175	578
Stella F. Thayer	1,666	5,834	462
Ronald de Waal	11,217	5,009	722

(3)	Directors do not participate in a company non-equity incentive plan, nor do they receive any perquisites or other compensation.

All directors may make contributions and purchase shares under our employee stock purchase plan. Messrs. Crocker, Deriso, French, Goddard and Stockert participated in our employee stock purchase plan in 2006.

Our non-employee directors are reimbursed for all reasonable out-of-pocket expenses incurred in attending to board affairs and Company business.

Mandatory Retirement for Directors

No director may stand for election or reelection after the director’s 72nd birthday.

Communications with the Board of Directors

The board of directors has adopted a policy and process to facilitate communications with our directors as a group and our non-management directors as a group. Shareholders and interested parties who wish to communicate directly with the board of directors may do so by writing to Post Properties, Inc., One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327-3057, Attn: Corporate Secretary, or by sending electronic mail to directors@postproperties.com. The Corporate Secretary will forward all such communications to directors.

COMMON STOCK OWNERSHIP BY MANAGEMENT
AND PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of shares of common stock as of February 28, 2007 for:

•	our directors,

•	our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers calculated in accordance with SEC rules and regulations (collectively the Named Executive Officers or NEOs),

•	our directors and executive officers as a group, and

•	each shareholder that holds more than a 5% interest in our outstanding common stock.

Unless otherwise indicated in the footnotes, all of such interests are owned directly and the indicated person or entity has sole voting and dispositive power.

	Number		Number of
	of Shares		Exercisable		Percent of
Name of Beneficial Owner(1)	Owned		Options(2)	Total	Class(3)

Directors and Executive Officers:
Herschel M. Bloom	15,014		20,991	36,005	*
Douglas Crocker II	13,364	(4)	4,159	17,523	*
Walter M. Deriso, Jr.	8,814		4,159	12,973	*
Russell R. French	23,976	(5)	20,991	44,967	*
Robert C. Goddard, III	129,679	(6)	160,321	290,000	*
Nicholas B. Paumgarten	2,456		7,491	9,947	*
Charles E. Rice	26,836		21,073	47,909	*
Stella F. Thayer	1,769		1,666	3,435	*
Ronald de Waal	146,831	(7)	11,217	158,048	*
David P. Stockert	130,151	(8)	406,332	536,483	1.2%
Thomas D. Senkbeil	54,550		178,998	233,548	*
Thomas L. Wilkes	68,417	(9)	165,483	233,900	*
Christopher J. Papa	27,612		28,333	55,945	*
Sherry W. Cohen	20,393	(10)	155,081	175,474	*
All directors, director nominees and executive officers as a group (15 persons)	677,570		1,193,295	1,870,865	4.3%
Five Percent Shareholders:
Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited(11)	2,753,596		—	2,753,596	6.3%
Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and related persons(12)	3,188,209		—	3,188,209	7.3%
David O’Connor and Charles Fitzgerald, the managing members of High Rise Capital Advisors, L.L.C., and related persons(13)	2,358,711		—	2,358,711	5.4%
ING Groep N.V.(14)	2,700,863			2,700,863	6.2%
JPMorgan Chase & Co.(15)	3,178,455		—	3,178,455	7.3%
Morgan Stanley(16)	6,295,145		—	6,295,145	14.4%
Security Capital Research & Management Inc.(17)	3,749,970		—	3,749,970	8.6%
The Vanguard Group, Inc.(18)	2,652,110			2,652,110	6.1%

*	Less than 1%

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	Includes options that become exercisable on or before April 29, 2007.

(3)	Based on an aggregate of 43,584,394 shares of common stock issued and outstanding as of February 28, 2007. Assumes that all options beneficially owned by the person are exercised for shares of common stock. The total number of shares outstanding used in calculating this percentage assumes that none of the options beneficially owned by other persons are exercised for shares of common stock.

(4)	Includes 650 shares of common stock beneficially owned indirectly through a supplemental retirement plan.

(5)	Of shares reported, 5,615 have been pledged.

(6)	Includes 7,000 shares of common stock deemed beneficially owned by Mr. Goddard through GIG REIT Fund #1 and 12,000 shares of common stock deemed held through the Goddard Foundation, in which Mr. Goddard has no pecuniary interest.

(7)	Includes 112,700 shares of common stock deemed beneficially owned by Mr. de Waal through his control of certain corporations.

(8)	Includes 12,280 shares of common stock held by Mr. Stockert’s spouse. Of shares reported, 42,799 shares are held in a margin account for which there is an outstanding margin balance.

(9)	Of shares reported, 47,253 shares are held in a margin account for which there is an outstanding margin balance.

(10)	Includes 400 shares of common stock held by Ms. Cohen’s spouse.

(11)	Based solely upon information provided in a Schedule 13-G filed with the SEC on January 23, 2007. Represents shares of common stock beneficially owned by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited, and Barclays Global Investors Japan Limited that are deemed to form a group for Schedule 13G reporting purposes. The business address for Barclays Global Investors, NA and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105. The principal business address for Barclays Global Investors, LTD is 1 Royal Mint Court, London, EC3N 4HH. The principal business address of Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan.

The sole and shared voting or dispositive power for each beneficial owner is as follows:

	Sole	Shared	Sole	Shared
Beneficial Owner	Voting Power	Voting Power	Dispositive Power	Dispositive Power

Barclays Global Investors, NA	1,627,266	—	1,810,294	—
Barclays Global Fund Advisors	924,237	—	924,237	—
Barclays Global Investors, LTD.	3,726	—	3,726	—
Barclays Global Investors Japan Trust and Banking Company Limited	—	—	—	—
Barclays Global Investors Japan Limited	15,339	—	15,339	—

(12)	Based solely upon information provided in a Schedule 13-G/A filed with the SEC on February 13, 2007. Represents shares of common stock beneficially owned by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Houlihan Rovers SA that are deemed to form a group for Schedule 13G reporting purposes. The business address for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017. The principal address for Houlihan Rovers SA is Chausee de la Hulpe 116, 1170 Brussels, Belgium.

Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisers Act, and holds a 50% interest in Houlihan Rover SA, an investment advisor registered under Section 203 of the Investment Advisers Act.

The sole and shared voting or dispositive power for each beneficial owner is as follows:

	Sole	Shared	Sole	Shared
Beneficial Owner	Voting Power	Voting Power	Dispositive Power	Dispositive Power

Cohen & Steers, Inc.	2,897,296	2,772	3,185,437	2,772
Cohen & Steers Capital Management, Inc.	2,897,296	—	3,185,437	—
Houlihan Rovers SA	2,772	—	2,772	—

(13)	Based solely upon information provided in a Schedule 13-G/A filed with the SEC on February 15, 2007. Represents shares of common stock beneficially owned by High Rise Partners II, L.P. (High Rise), High Rise Institutional Partners, L.P. (High Rise Institutional), Cedar Bridge Realty Fund, L.P. (Cedar Bridge Realty), Cedar Bridge Institutional Fund, L.P. (Cedar Bridge Institutional), High Rise Capital Advisors, L.L.C. (High Rise Advisors), Bridge Realty Advisors, L.L.C. (Bridge Realty Advisors), High Rise Capital Management, L.P. (High Rise Management), DPO Management GP L.L.C. (DPO Management), David O’Connor (O’Connor) and Charles Fitzgerald (Fitzgerald), that are deemed to form a group for Schedule 13G reporting purposes. The business address of the beneficial owners is 535 Madison Avenue, 26th Floor, New York, New York 10022.

Each of High Rise and High Rise Institutional are private investment partnerships, the sole general partner of which is High Rise Advisors. As the sole general partner, High Rise Advisors has the power to vote and dispose of the securities owned by each of High Rise and High Rise Institutional and, accordingly, may be deemed the beneficial owner of such securities. The managing members of High Rise Advisors are O’Connor and Fitzgerald.

Each of Cedar Bridge Realty and Cedar Bridge Institutional are private investment partnerships, the sole general partner of which is Bridge Realty Advisors. As the sole general partner, Bridge Realty Advisors has the power to vote and dispose of the securities owned by each of Cedar Bridge Realty and Cedar Bridge Institutional and, accordingly, may be deemed the beneficial owner of such securities. The managing member of Bridge Realty Advisors is High Rise Advisors. The managing members of High Rise Advisors are O’Connor and Fitzgerald.

Under an investment advisory contract, High Rise Management has the power to vote and dispose of the securities held for certain managed accounts and, accordingly, may be deemed to beneficially own such securities. O’Connor and Fitzgerald share investment management duties. The general partner of High Rise Management is DPO Management, of which O’Connor is managing member.

The sole and shared voting or dispositive power for each beneficial owner is as follows:

	Sole	Shared
Beneficial Owner	Voting/Dispositive	Voting/Dispositive

High Rise Partners II, L.P.	—	1,115,394
High Rise Institutional Partners, L.P.	—	662,842
Cedar Bridge Realty Fund, L.P.	—	239,017
Cedar Bridge Institutional Fund, L.P.	—	222,034
High Rise Capital Advisors, L.L.C	—	2,239,287
Bridge Realty Advisors, L.L.C	—	461,051
High Rise Capital Management, L.P.	—	—
DPO Management GP, L.L.C.	—	—
David O’Connor	1,000	2,239,287
Charles Fitzgerald	—	2,239,287

(14)	Based solely upon information provided in a Schedule 13-G filed with the SEC on February 14, 2007. ING Groep N.V. owns beneficially 2,700,863 shares of common stock. Of these shares, 2,692,633 shares are held by indirect subsidiaries of ING Groep N.V. in their role as a discretionary manager of client portfolios and 8,200 shares are held by indirect subsidiaries of ING Groep N.V. in their role as a trustee. The principal address of ING Groep N.V. is Amstelveenseweg 500, 1081 KL Amsterdam, The Netherlands.

(15)	Based solely upon information provided in a Schedule 13-G filed with the SEC on February 6, 2007. JPMorgan Chase & Co. and its subsidiaries JPMorgan Chase Bank, National Association, J.P. Morgan Investment Management Inc., and JPMorgan Investment Advisors Inc. JPMorgan Chase & Co. owns beneficially 3,178,455 shares of common stock, of which it has sole voting power with respect to 1,420,542 shares, shared voting power with respect to 2,845 shares, sole dispositive power with respect to 3,033,389 shares and shared dispositive power with respect to 53,255 shares. The address for JPMorgan Chase & Co. is 270 Park Ave, New York, New York 10017.

(16)	Based solely upon information provided in a Schedule 13-G/A filed with the SEC on February 14, 2007. Morgan Stanley is filing solely in its capacity as the parent company of, and indirect beneficial owner of common stock held by, Morgan Stanley Investment Management Inc. (MSIM). Morgan Stanley owns beneficially and indirectly 6,295,145 shares of common stock, of which it has sole voting power with respect to 4,452,552 shares, shared voting power of 479 shares, and sole dispositive power of 6,295,145 shares. MSIM beneficially owns 5,673,930 shares of common stock, of which it has sole voting power of 4,105,391 shares, shared voting power of 479 shares, and sole dispositive power of 5,673,930 shares. The address for Morgan Stanley is 1585 Broadway, New York, New York 10036. MSIM’s address is 1221 Avenue of the Americas, New York, New York 10020.

(17)	Based solely upon information provided in a Schedule 13-G/A filed with the SEC on February 15, 2007. Security Capital Research & Management Inc. has sole voting power with respect to 2,520,700 shares of common stock and sole dispositive power with respect to 3,749,970 shares of common stock. The business address of Security Capital Research & Management Inc. is 10 South Dearborn Street, Suite 1400, Chicago, Illinois 60603.

(18)	Based solely upon information provided in a Schedule 13-G filed with the SEC on February 14, 2007. The Vanguard Group, Inc. owns beneficially 2,652,110 shares of common stock, of which it has sole voting power with respect to 72,274 shares and sole dispositive power with respect to 2,652,110 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, Pennsylvania 19355.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Philosophy

Our mission is to deliver superior satisfaction and value to our residents, associates and investors. Our vision is to be the first choice in quality multi-family living. Our core values include: performance and accountability, honesty and integrity, innovation, quality, service and teamwork. To achieve our business strategies, it is critical that we are able to attract, retain, and motivate highly talented individuals at all levels who are committed to our mission, vision and values.

Our compensation programs, for executives and non-executives alike, are designed with our mission, vision and values in mind. Through our compensation programs, we strive to achieve the following objectives:

•	foster a high performance culture that appropriately motivates our associates,

•	link compensation to the achievement of our strategic and financial objectives,

•	drive shareholder value creation, and

•	attract and retain high-caliber talent.

Total compensation for our executives is oriented more toward incentive pay components rather than base salary, as we believe that the majority of our executives’ total compensation should be “at risk.” Target compensation opportunities are generally established at the market median of comparable Real Estate Investment Trusts, or REITs. In general, we believe that median levels of competitive pay are warranted when we achieve our internal targets, and when we perform at the median relative to our peers. Actual compensation may be above or below the targeted level, based on our actual performance along a combination of corporate and business unit/leadership measures. We have not guaranteed our executives any minimum cash incentive or equity incentive payments, and in the event of poor performance, executives could receive no incentive compensation for the year.

Named Executive Officers for 2006

Our Named Executive Officers include our Chief Executive Officer, our Chief Financial Officer, and the three other most highly compensated executive officers ranked by their total compensation calculated in accordance with SEC rules and regulations. For 2006, our NEOs include Mr. David P. Stockert, President and Chief Executive Officer; Mr. Christopher J. Papa, Executive Vice President and Chief Financial Officer; Mr. Thomas D. Senkbeil, Executive Vice President and Chief Investment Officer; Mr. Thomas L. Wilkes, Executive Vice President and President, Post Apartment Management; and Ms. Sherry W. Cohen, Executive Vice President and Corporate Secretary.

Executive Compensation and Management Development Committee Procedures

Compensation Consultant

In 2006, the Executive Compensation and Management Development Committee (the Committee) engaged Frederic W. Cook & Co. (Cook) as its independent compensation consultant to advise the Committee with respect to compensation program design, the components of our executive compensation programs, and amounts to be paid to our NEOs. Cook also advises the Committee with respect to the design of our compensation program for non-employee directors, and provides the Committee with information on executive compensation trends and best practices. In addition, Cook assisted in preparing the executive compensation sections of this Proxy Statement, including this Compensation Discussion and Analysis. Although the Committee considers the advice of its independent consultant, the Committee has the final decision-making authority with respect to all elements of compensation.

Role of Executive Officers in the Compensation Process

Our Chief Executive Officer provides his assessment of the individual performance achievement of the executives who report to him. This individual performance assessment determines a portion of annual incentive compensation for each executive, and impacts decisions on long-term incentive grants. In addition, our Chief Executive Officer provides input on salary increases and increases to incentive compensation opportunities for executives. The Committee considers the Chief Executive Officer’s recommendations when determining salary increases, awarding incentive compensation and setting incentive opportunities for the coming year.

Annual Review of Executive Compensation

In the fall of 2005, the Committee engaged FPL Associates, a compensation consultant (FPL), to provide a competitive benchmarking analysis of the compensation levels of our executive officers. The results of this benchmarking exercise were reviewed with the Committee and used to set 2006 compensation levels.

In the fall of 2006, the Committee engaged Cook to conduct a comprehensive review of our executive compensation program design and structure. As part of this review, Cook provided a competitive analysis of the impact of our equity compensation programs on earnings and shareholder dilution. The results of the review along with Cook’s preliminary recommendations were presented and discussed with the Committee in November 2006.

At the same time, the Committee engaged FPL for assistance in providing competitive compensation benchmarking data. FPL provided competitive data for 28 company executives, 22 of whom, including our NEOs, form our Management Committee. Competitive compensation data were collected from two public REIT peer groups: an “Asset-Based” and a “Size-Based” group. The Asset-Based peer group included eleven public multi-family REITs. The Size-Based peer group included twelve public REITs, in a variety of asset classes, of similar size to Post Properties in terms of market and total capitalization. In addition, a private developer peer group was used for selected development positions, and non-real estate compensation information was provided for selected corporate positions. These peer groups were selected by FPL with input from management.

For our NEOs, we focus on the public REIT data, as we believe these companies have the most comparable positions. The peer groups used in the 2006 study included the following REITs:

Asset-Based Peer Group	Size-Based Peer Group

Apartment Investment & Mgt. Co.	Alexandria Real Estate Equities
Archstone-Smith Trust	Corporate Office Properties Trust
Associated Estates Realty Corp.	Cousins Properties Incorporated
AvalonBay Communities, Inc.	Equity One, Inc.
BRE Properties	FelCor Lodging Trust Incorporated
Camden Property Trust	First Industrial Realty Trust
Colonial Properties Trust	Lexington Corporate Properties Trust
Essex Property Trust	Mid-America Apartment Communities
Home Properties, Inc.	Nationwide Health Properties, Inc.
Mid-America Apartment Communities	Pennsylvania Real Estate Investment Trust
UDR, Inc.	Realty Income Corporation
Washington Real Estate Investment Trust

As compared to the Asset-Based peer group, the data indicated that total direct compensation levels (base salary plus annual bonuses, plus the grant-date present value of long-term incentives) for our NEOs were below the market median, significantly so for Messrs. Stockert and Papa and Ms. Cohen. As compared to the Size-Based peer group, the data indicated that total direct compensation levels for Messrs. Stockert and Papa were significantly below median, and the other NEOs were generally at the median. The largest shortfalls from market medians were in the long-term incentive component of compensation.

Management compiled the peer group data for the Committee and prepared compensation worksheets for each member of the Management Committee. The worksheets summarized, by individual executive, a two-year history of compensation paid, proposed compensation for the current year, and proposed target compensation for the upcoming year. Competitive median compensation levels from both peer groups, where available, were included in the worksheets for comparison purposes. The worksheets also detailed each executive’s long-term incentive awards since 2001, the applicable vesting dates, and a sensitivity analysis of the aggregate value of these awards at various stock prices.

At the request of the Committee, Cook reviewed the information compiled by management, along with management’s proposals for annual bonus and long-term incentive awards with respect to performance in 2006 and changes to base salaries and incentive compensation targets for 2007. In addition, management prepared a proposal for changes to compensation program design to be implemented for 2006 incentive awards (granted in 2007) and for the structure of 2007 incentive compensation programs going forward, in response to Cook’s recommendations presented in November 2006.

All of this information was presented to the Committee at a meeting in January 2007. No decisions were made at this meeting; rather, the purpose of this meeting was to allow the Committee to develop an understanding of the information presented and the rationale for each recommendation, and to engage in meaningful dialogue. Over the next several weeks, the Committee chair discussed the proposals with other members of the Committee and with Cook. At its February 2007 meeting, the Committee approved incentive compensation awards with respect to 2006 performance, base salaries for 2007, incentive compensation targets for 2007, and changes to program design, with minor changes from the original recommendations presented at the January 2007 meeting. Conclusions regarding 2006 compensation and incentive awards, 2007 compensation and incentive targets, and program changes are discussed in more detail below.

Compensation Elements

Our executive compensation program has the following elements:

•	base salary,

•	annual cash incentives,

•	long-term cash and equity incentives, and

•	benefits and perquisites.

Base Salary

Our base salary program is designed to provide a secure amount of cash compensation that is competitive with salaries of executives at the peer group REITs outlined above. Our base salaries are generally targeted at market median, but may be higher or lower than median levels based on considerations including individual performance over time, experience level and each individual’s role and responsibilities in the organization. In some cases, base salaries are also set by employment agreements negotiated in connection with recruiting or retaining a senior executive.

Base salaries are not subject to any automatic annual cost of living or similar adjustments and are increased only at the Committee’s discretion. In making its decisions about annual salary increases, the Committee takes into account the executive’s performance, our overall financial performance and changes in the competitive marketplace. The Committee considers a number of factors when evaluating individual performance, including the executive’s contribution to:

•	generating favorable financial performance,

•	achieving the objectives set forth in our strategic plan,

•	promoting our values,

•	improving product and service quality,

•	developing strong relationships with residents, suppliers and employees, and

•	demonstrating leadership abilities.

The table below summarizes the 2006 and 2007 base salaries for each NEO. The 2007 salaries reflect a one-time increase of $7,200 per individual to account for the Committee’s elimination of car allowances for each NEO.

	2006
		Car		2007	%
NEO	Salary	Allowance	Total	Salary	Increase

David P. Stockert	$390,000	$7,200	$397,200	$405,000	2.0%
Christopher J. Papa	$315,000	$7,200	$322,200	$330,000	2.4%
Thomas D. Senkbeil	$365,000	$7,200	$372,200	$375,000	0.8%
Thomas L. Wilkes	$330,000	$7,200	$337,200	$340,000	0.8%
Sherry W. Cohen	$265,000	$7,200	$272,200	$280,000	2.9%

Annual Cash Incentives

The purpose of the annual cash incentive or “bonus” plan is to provide at-risk cash compensation contingent upon achieving annual corporate and individual objectives. The plan is structured to foster teamwork among the executive officers, to focus efforts on corporate results that directly impact shareholders and to link individual performance to our strategic plan.

Our annual incentive plan promotes our pay-for-performance philosophy through the use of our “Partners in Performance” framework. Through this framework we communicate to our senior management specific annual corporate and business unit/leadership performance goals based on our strategic plan, and reward them if they achieve those goals.

•	Allocation Between Corporate and Business Unit/Leadership Performance. For 2006, corporate performance determined 50% and 40% of the annual bonus for our Chief Executive Officer and other NEOs, respectively, with business unit/leadership performance determining the balance. For 2007, the Committee increased the portion of the Chief Executive Officer’s annual bonus determined by corporate performance to 80%, because the Committee believes that the Chief Executive Officer should have most of his annual bonus tied to the performance of the company as a whole.

•	Payout for Corporate Performance. Prior to 2007, a less formal structure was used to determine payouts for corporate performance. Generally, in 2006, payouts for the portion of an executive’s annual bonus tied to corporate performance ranged from 20% to 130% of targeted annual cash incentives for performance between 90% and 104% of the targeted financial measure. Based on

Cook’s recommendation, for 2007, payouts for that portion of an executive’s annual bonus tied to corporate performance will range from 50% to 150% of targeted annual cash incentives for performance between 90% and 105% of the targeted financial measure. Performance below 90% of targeted goals will result in no cash bonus for that portion of an executive’s cash incentive bonus tied to corporate performance for the year.

•	Corporate Financial Measure. In 2006, Funds from Operations (FFO)[1] per share was the primary corporate performance measure. Target FFO per share corresponded to our internal budgets and goals. FFO per share achieved in 2006 was above threshold, but below the target level. The Committee has decided to continue to use FFO per share as the primary corporate performance measure for 2007, with target FFO per share corresponding to our internal budget, because it believes that this measure is the most reflective of our short-term operating performance. It is also the metric that potential and current investors use to measure our profitability against other REITs and to make decisions about investments in our common stock. The Committee believes that the target FFO per share goal for 2007 is challenging, but attainable.

•	Other Factors Considered in 2006. Although specific business unit/leadership goals are established for each executive, in 2006 the Committee made a discretionary assessment of performance considering these measures. In terms of achievement of business unit/leadership performance goals, the Committee determined that each of the NEOs performed above target in 2006. The Committee considered each NEO’s contribution to our above-budget same store net operating income and our continued progress strengthening the balance sheet and re-balancing our real estate portfolio, among other factors, when determining business unit/leadership performance achievement.

The table below illustrates 2006 target and actual bonuses, along with 2007 target bonuses for each NEO. Bonuses for 2006 were approved at the Committee’s February 2007 meeting. The Committee made the decision to increase target bonuses for 2007 in part based on the peer group analysis described above.

	2006 Bonus		2007 Bonus
NEO	Target	Actual	Target

David P. Stockert	$215,000	$200,000	$325,000
Christopher J. Papa	$160,000	$160,000	$200,000
Thomas D. Senkbeil	$200,000	$185,000	$225,000
Thomas L. Wilkes	$160,000	$170,000	$200,000
Sherry W. Cohen	$120,000	$125,000	$140,000

Long-Term Cash and Equity Incentive Compensation

The objectives of our long-term incentive plans are to align executive compensation more closely with shareholder interests, such as long-term corporate performance and stock price appreciation, and to retain our key talent. The Committee believes that our use of a combination of stock options with stock appreciation rights, restricted stock, and our Shareholder Value Plan (each of which are described in detail below) effectively achieve these objectives.

1 We use the National Association of Real Estate Investment Trusts (NAREIT) definition of FFO. FFO is defined by NAREIT as net income available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable property, plus depreciation of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO is a supplemental non-GAAP financial measure. For a further discussion of FFO and a reconciliation of net income available to common shareholders to FFO, refer to pages 46-47 of our annual report on Form 10-K for the year ended December 31, 2006.

Grants of equity compensation are made under our shareholder-approved 2003 Incentive Stock Plan (the Incentive Stock Plan), which allows the Committee to grant stock options with stock appreciation rights and make restricted stock grants to our NEOs, key employees and outside directors. Shareholder Value Plan awards are provided through a separate, shareholder-approved plan.

Total Long-Term Incentive Grant Values

Each year, the Committee determines aggregate long-term incentive grant values for each executive based on multiple factors including competitive levels of compensation among comparable REITs, corporate and individual performance, the executive’s level of responsibility and the level of compensation provided to comparable positions within our organization (internal equity).

With respect to 2005 awards (granted in January 2006), the Committee determined appropriate long-term incentive grant values for each NEO and allocated these values among each component (by grant-date present value and excluding the special restricted stock grant to Mr. Papa discussed later) in the following general proportions: approximately 35-50% for restricted stock, approximately 35-50% for stock options, and approximately 15-20% for Shareholder Value Plan awards. These grants are reflected in the Grants of Plan-Based Awards table.

For 2006, the Committee determined that the long-term incentive grant values to NEOs were to be allocated among each component (by grant-date present value and excluding the special restricted stock grant to Mr. Papa discussed later) as follows: 40% for restricted stock, 40% for stock options and 20% for Shareholder Value Plan awards. The following table shows the long-term incentives awarded or granted to each NEO on February 2, 2007, including the grant-date present value of each grant with respect to performance in 2006.

	Long-Term Incentive Awards for 2006 Performance (granted February 2, 2007)
	Restricted Stock (RS)			Stock Options (SO)
			#		#	SVP
Named Executive Officer	(1)		Shares	(2)	Shares	Target	Total

David P. Stockert	$275,018		5,730	$275,040	38,070	$137,500	$687,588
Christopher J. Papa	$200,033	(3)	4,167	$200,016	27,690	$100,000	$500,049
Thomas D. Senkbeil	$200,033		4,167	$200,016	27,690	$100,000	$500,049
Thomas L. Wilkes	$200,033		4,167	$200,016	27,690	$100,000	$500,049
Sherry W. Cohen	$125,047		2,605	$125,040	17,310	$62,500	$312,587

(1)	Granted at a share price of $48.00, the closing price of our common stock on the NYSE on February 2, 2007.

(2)	Grant value based on Black Scholes model and the following assumptions: $48.00 exercise price, 18.09% volatility, 5 year expected term, 3.75% dividend yield, and 4.82% risk-free interest rate.

(3)	Excludes special restricted stock grant to Mr. Papa, which is discussed later.

When converting dollar values to shares of restricted stock, the number of shares of restricted stock was rounded up to the nearest whole share. When converting dollar values to stock options, the number of shares underlying the stock options was rounded up to the nearest 10 whole shares. Because these awards were granted in 2007, they are not reflected in the Summary Compensation Table nor are they disclosed in the Grants of Plan-Based Awards table.

For 2007 awards, the Committee determined that long-term incentive values will be divided equally among the three components for the NEOs, to provide more balance and increase the weighting of Shareholder Value Plan awards.

Restricted Stock

We grant restricted stock because we believe it aligns the interests of our executives with those of shareholders by creating a strong incentive to create and preserve long-term shareholder value. Through restricted stock, our executives, like our shareholders, share both the risks and rewards of stock ownership. In addition, restricted stock rewards total shareholder return, whether delivered through share price appreciation or dividends. We believe this is appropriate since, as a REIT, our high dividend distribution requirements lead to a significant portion of our total shareholder return delivered through our dividends. Through multi-year vesting, the restricted stock grants also serve as a retention device.

The above-described annual restricted stock grants vest in three equal annual installments beginning on December 31, 2007. From time to time, special grants of restricted stock have been made to executives for retention purposes. These shares vest ratably over longer periods (either five or eight years). Dividends are paid in cash on unvested shares. For grants made on February 2, 2007, the Committee approved administrative changes to our form restricted stock award agreement to provide for vesting acceleration upon death, disability, approved retirement, or upon a change of control, as defined in the Incentive Stock Plan, to be consistent with the treatment of stock options upon the same termination scenarios. For prior grants, unvested restricted stock is forfeited upon termination resulting from death, disability or retirement. Upon termination for other reasons, unvested restricted stock is forfeited, unless specified differently in employment or change of control agreements.

Stock Options

Stock options reward our executives for increases in the value of our common stock. They reflect our philosophy of pay-for-performance because they have no value unless the share price appreciates. We recognize that options have high share price “leverage” and, as a result, tend to be a high-risk, high-reward long-term incentive vehicle. However, we believe they provide a good balance between the other two components of our long-term incentive program. The multi-year vesting of our stock options also serves as a retention incentive for our executives.

Options are granted with exercise prices equal to the fair market value (closing price) of our common stock on the date of grant. Beginning in January 2006, options include a stock-settled stock appreciation right, or SAR, feature that allows the option holder to receive the net appreciation of the underlying option in shares of our common stock. In this way, fewer shares are consumed from our Incentive Stock Plan than through a traditional option exercise through a broker. The above-described 2007 option grants have ten-year terms and vest in three equal annual installments, beginning on February 2, 2008. From time to time, special grants of options have been made to executives for retention purposes. These special option grants generally vest in five equal annual installments. Vesting accelerates upon death, disability, approved retirement, or upon a change of control, as defined in our Incentive Stock Plan. Upon termination for any other reason, unvested options are forfeited, unless specified differently in employment and change of control agreements. For all options granted beginning in January 2006, upon termination for any reason other than cause, options remain outstanding for one year (or the remaining term, if shorter); upon termination for cause, all options are immediately forfeited.

Shareholder Value Plan

The Shareholder Value Plan is designed to reward relative total shareholder return, or TSR, performance as compared to other equity REITs, against which we compete for executive talent and investment dollars. This provides a balance between rewards for absolute share price and total shareholder return performance that are provided by our other long-term incentive compensation components. Under the Shareholder Value Plan, participants are each given a target incentive award, expressed as a dollar value. Each participant has the opportunity to earn between 0% and 300% of the target award based on our TSR percentile ranking relative to the TSR of the equity REITs in the NAREIT Total Return Index over a three-year period. A new three-year performance period begins each year.

Payouts as percentages of target awards are based on our total shareholder return percentile ranking for each three-year period. The payout matrix for performance periods beginning prior to January 1, 2007 is illustrated in the table below with interpolation between points.

Payout
Percentile Ranking	(% of Target)

90th +	300%
85th	250%
80th	200%
75th	175%
70th	150%
65th	125%
60th	100%
55th	75%
50th	50%
< 50th	0%

The program was implemented in 2002, and payouts for performance periods completed since the program’s inception are as follows:

	Percentile	Payout
Performance Period	Ranking	(% of Target)

2002-2004	7.6%	0%
2003-2005	58.1%	90%
2004-2006	53.8%	70%

As part of the 2006 compensation review, the Committee determined that the payout matrix under the Shareholder Value Plan was not delivering compensation awards commensurate with our level of performance and desired competitive position (market median compensation for target or median level performance), as evidenced by payouts below 100% of target, despite above-median performance during the past two performance periods. The Shareholder Value Plan payout matrix was a contributing factor to, but not the only reason for, the below-median levels of compensation provided to our NEOs. At Cook’s recommendation, the Committee revised the payout matrix for the 2007-2009 performance period to provide a payout of 100% of target for performance at the 50th percentile, with above-target payouts for above-median performance, as illustrated in the table below. Maximum payouts remain at 300% of target for 90th percentile performance or above.

Payout
Percentile Ranking	(% of Target)

90th +	300%
85th	267%
80th	233%
75th	200%
70th	180%
65th	160%
60th	140%
55th	120%
50th	100%
< 50th	0%

Special Restricted Stock Grants to Chief Financial Officer

At its January 2006 and February 2007 meetings, the Committee granted Mr. Papa special restricted stock awards with a grant-date present value of $125,000 and $400,000, respectively, to reward his performance, recognize his importance to the organization and ensure his continued employment. Mr. Papa’s special restricted stock awards of 3,113 and 8,334 shares of restricted stock, respectively, vest in five equal annual installments beginning on December 31, 2006 and 2007, respectively.

Timing of Awards and Equity Award Grant Policy

The Committee approves all grants of stock options and shares of restricted stock to employees and directors. The Committee reviews recommendations for and approves equity compensation grants to executives on our Management Committee. The Committee also approves grants to other executives and associates, but generally approves an aggregate pool of grants, the allocation of which is recommended by management.

Annual grants are made at a scheduled Committee meeting in the first quarter of the fiscal year, generally in January or February. For grants with respect to 2006 performance, the Committee approved grant values and made the grants at its meeting in February 2007. These values were converted to restricted stock based on $48.00, the closing price of our common stock on the meeting date or the number of stock options calculated based on a Black Scholes value of $7.224 per share. See Note 2 to the Long-Term Incentive Awards for 2006 Performance table on page 25 for the assumptions made in determining Black Scholes values. The exercise price of stock options granted on that date is $48.00. For other equity awards (e.g., new hire grants, promotional grants, or other special grants), the grant date is the approval date or the hire or promotion date. The grant price is the closing price of our common stock on the date of grant.

Loans to Executive Officers

We made loans to certain executive officers in 1999 and 2001. The purpose of these loans was generally to facilitate the executive’s purchase of our common stock. Some of these loans included forgiveness provisions where the principal amount would be forgiven in annual installments over five or ten years. In this way, these loans were economically similar to a restricted stock grant with annual installment vesting. All of the loans bear interest at 6.32%. Interest is payable quarterly and the loans are due in full on the earlier of (1) the tenth anniversary of the date of the note or (2) 30 days after the employee ceases for any reason to be an employee of Post. The loans were made prior to July 30, 2002, the effective date of the Sarbanes-Oxley Act of 2002. Pursuant to the Sarbanes-Oxley Act, we may not

extend further loans or change the payment terms of existing loans, but we may allow these loans to remain in place under their original terms. During 2006, we had outstanding loans to Messrs. Stockert and Wilkes and forgave $100,000 and $40,000 of the outstanding balance under these loans to Mr. Stockert and Mr. Wilkes, respectively. For further details regarding these loans, see “Certain Relationships and Related Party Transactions — Loans to Executive Officers.”

Employee Stock Purchase Plan

We maintain a nonqualified employee stock purchase plan (ESPP) which allows eligible participants to purchase our common stock through payroll deductions or contributions of cash. Eligible participants include employees and non-employee directors. The purchase price is 85% of the lesser of the closing price per share on the first trading day of the purchase period or the closing price per share on the last trading day of the purchase period. There are two six-month purchase periods each year, and the maximum purchase amount is $100,000 per year. Because our ESPP includes a purchase price “look-back” feature and our purchase discount is higher than 5%, our ESPP is deemed compensatory. Compensation cost is calculated under SFAS 123R and accrued over the purchase period. Because this stock purchase discount is generally available to all salaried employees, no disclosure of the cost attributable to purchases by our NEOs is required in the Summary Compensation Table.

Deferred Compensation Plan

We maintain a board-approved Deferred Compensation Plan for directors and eligible employees. Employee participants may voluntarily defer all or a portion of base salary and bonus into the plan’s benchmark investment alternatives, which are similar to those provided in our 401(k) plan. Non-employee director participants may defer cash fees into our common stock held in a rabbi trust. The plan does not permit us to make company contributions to employee and director accounts. For further details about the Deferred Compensation Plan, see the Nonqualified Deferred Compensation table and related narrative disclosure.

Benefits and Perquisites

The NEOs participate in the same benefits programs available to all of our employees, including:

•	health, dental and vision insurance,

•	group term life and accidental death and dismemberment insurance,

•	short-term and long-term disability coverage, and

•	participation in our tax-qualified 401(k) plan (our match for 2006 was 50% of each employee’s contributions up to 6% of earnings).

We provide limited executive perquisites, including:

•	in 2006, we provided each executive a $7,200 annual car allowance (beginning in 2007, this perquisite has been eliminated and the value was included in base salary through a one-time adjustment),

•	we pay for membership dues for certain private clubs used primarily for business purposes, the sum of which did not exceed $11,000 in the aggregate for all of our NEOs in 2006, and

•	we provide supplemental long-term disability insurance.

Stock Ownership Guidelines

We implemented stock ownership guidelines in 2007, which require our executive officers and non-employee directors to own and hold our common stock equal in value to a multiple of base salary or annual cash retainer, as follows:

Chief Executive Officer	3x base salary
Other NEOs	2x base salary
Non-employee directors	5x annual cash retainer

NEOs and non-employee directors must achieve the required stock ownership within five years from the implementation of the guideline. Newly elected officers and non-employee directors must achieve the guidelines within five years from the date of their initial election. Shares counted toward the ownership requirement include all shares beneficially owned by an officer or director, as such term is defined under Rule 13d-3 under the Securities Exchange Act of 1934, excluding shares that would be deemed to be beneficially owned as a result of the ownership of stock options.

To facilitate compliance with the guidelines, 50% of the net after-tax profit shares acquired by the executive or director through equity compensation programs (e.g., stock option exercises, earned performance shares and vested restricted stock) must be held until the executive or director satisfies the ownership guidelines. Net after-tax profit shares are the shares remaining after payment of any exercise price and taxes owed at the exercise of any option or stock appreciation right, vesting of restricted stock or earn out of performance shares. If an executive officer or director fails to comply with the guidelines within five years, 100% of the executive’s or director’s net after-tax profit shares acquired through equity compensation programs must be held until the executive or director meets the guideline.

As of December 31, 2006, each of our NEOs and all but two of our non-employee directors beneficially owned shares in excess of the minimum ownership requirements.

Employment Agreements

We have employment agreements with each of our NEOs. We entered into these agreements to recruit and retain each executive. These agreements provide each NEO with a competitive level of financial security in the event of certain involuntary terminations. In particular, these agreements provide for severance in the event of an involuntary termination without cause related to a change of control (as defined below), which allows each executive to remain neutral and encourages each executive to maximize shareholder value in the face of a transaction that could eliminate his or her job. Change of control severance for the NEOs would be provided if the executive is involuntarily terminated without cause, resigns for good reason within a certain period of time of the change of control, or resigns for any reason within the 90-day period commencing on the one-year anniversary of a change of control (commonly referred to as a “modified double trigger”). In return for severance benefits, these agreements protect the company through certain restrictive covenants (e.g., non-competition, non-solicitation, etc.) for a period of time post-termination. See the discussion under “Employment Agreements” and “Potential Payments upon Termination or Change of Control” for more detail regarding these agreements and benefits payable upon a termination or change of control.

Effect of Regulatory Requirements on Executive Compensation

Section 162(m).  Under Section 162(m) of the Internal Revenue Code (Code), certain limits are placed on the tax deductibility of compensation paid to our Chief Executive Officer and our four other most highly compensated executives unless the compensation meets the requirement for “performance-based compensation” as set forth in the tax law and the related regulations. In designing our compensation programs and practices, we have taken the possible effect of Section 162(m) into account, but we recognize the need to maintain flexibility in establishing compensation plans and arrangements for our executive officers in order to achieve our business objectives. As long as we qualify as a REIT, we do not pay taxes at the corporate level. As such, we believe any loss of deductibility of compensation does not have a significant adverse impact on us. In 2006, all compensation paid to these executives was deductible under Section 162(m).

To the extent that any part of our compensation expense does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income tax as ordinary income rather than return of capital, and any such compensation allocated to our taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. The Committee will continue to use its best judgment when adopting any plan or compensation arrangement by taking into account all factors, including the materiality of any deductions that might be lost as well as the broader interests to be served by paying competitive compensation.

Section 409A.  Section 409A of the Code generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. Although complete guidance regarding Section 409A has not been issued by the Internal Revenue Service, the Committee takes Section 409A into account in determining the form and timing of compensation paid to our executives. Our company operates and administers its compensation arrangements in accordance with a reasonable good faith interpretation of the new rules. See the Nonqualified Deferred Compensation table and associated narrative for a more detailed discussion of our nonqualified deferred compensation arrangements.

Sections 280G and 4999.  Sections 280G and 4999 of the Code of 1986 limit our company’s ability to take a tax deduction for certain “excess parachute payments” (as defined in Code Sections 280G and 4999) and impose excise taxes on each executive that receives “excess parachute payments” in connection with his or her severance from our company in connection with a change of control. The Committee considers the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors, when it structures certain post-termination compensation payable to our NEOs.

Accounting Rules.  We account for stock-based employee compensation (currently stock options and restricted stock) using the fair value based method of accounting described in SFAS 123R. We record the cost of awards with service conditions based on the grant-date fair value of the award. The cost of the awards is recognized over the period during which an employee is required to provide service in exchange for the award (i.e., the vesting period). In the event that an award is forfeited due to certain terminations of service, no further compensation cost is recognized and it is possible that previously recognized compensation expense could be reversed. As of December 31, 2006, there were no unvested equity awards subject to performance-based or market-based conditions. The Committee takes into consideration the accounting treatment of alternative grant proposals under SFAS 123R when determining the form and timing of equity compensation grants to employees, including our NEOs.

2006 Summary Compensation Table

The following table sets forth information concerning total compensation for the Named Executive Officers during 2006. The Named Executive Officers are our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers ranked by their total compensation in the table below.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	Total ($)(4)	($)(5)	($)

David P. Stockert	2006	390,000	200,000	282,522	223,318	70,000	121,934	1,287,774
President & Chief Executive Officer
Christopher J. Papa	2006	315,000	160,000	126,143	86,287	—	15,497	702,927
Executive VP & Chief Financial Officer
Thomas D. Senkbeil	2006	365,000	185,000	216,474	191,684	36,750	22,137	1,017,045
Executive VP & Chief Investment Officer
Thomas L. Wilkes	2006	330,000	170,000	156,509	118,669	35,000	57,667	867,845
Executive VP & President, Post Apartment Management
Sherry W. Cohen	2006	265,000	125,000	101,019	77,052	21,000	16,757	605,828
Executive VP & Corporate Secretary

(1)	Each of the NEOs contributed a portion of his or her salary to our 401(k) plan. In addition, Ms. Cohen deferred a portion of her salary under the Deferred Compensation Plan, which is included in the 2006 Nonqualified Deferred Compensation table.

(2)	Represents amounts earned during 2006 under our annual cash incentive plan, as described under the caption “Annual Cash Incentives” in Compensation Discussion and Analysis.

(3)	Represents the compensation costs of restricted stock awards and stock option awards for financial reporting purposes for the year under SFAS 123R (excluding estimates for forfeitures), rather than amounts paid to or realized by the NEO. See Note 9 to the consolidated financial statements in our annual reports on Form 10-K for the years ended December 31, 2006 and December 31, 2005 for the assumptions made in determining SFAS 123R values. For restricted stock awards, there can be no assurance that the value received upon the vesting of such awards will be equal to the SFAS 123R value. For stock option awards, there can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the value received on the exercise of such awards will equal the SFAS 123R value. For further information on these awards, please see “Grants of Plan-Based Awards in 2006” below.

(4)	Represents awards earned under our Shareholder Value Plan for performance during the three-year performance period ended December 31, 2006, as described under the caption “Long-Term Cash and Equity Incentive Compensation — Shareholder Value Plan” in Compensation Discussion and Analysis.

(5)	The detail of All Other Compensation is as follows:

		Insurance
	401(k) Match	Premiums	Perquisites
Name	($)	($)	($)(a)

David P. Stockert	6,600	2,524	112,810
Christopher J. Papa	6,600	1,697	7,200
Thomas D. Senkbeil	6,600	3,747	11,790
Thomas L. Wilkes	6,600	2,847	48,220
Sherry W. Cohen	6,541	3,016	7,200

(a)	This column reports certain perquisites earned by the NEOs in 2006. It includes $100,000 and $40,000 of loan forgiveness for Messrs. Stockert and Wilkes, respectively. Perquisites also include automobile allowances and membership dues for private clubs, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for any NEO.

Grants of Plan-Based Awards in 2006

The following table sets forth information with respect to grants of non-equity incentive plan awards, equity incentive plan awards, all other stock awards and all other stock option awards to each of the Named Executive Officers during 2006.

						All Other		All Other		Grant
						Stock		Option		Date
						Awards:		Awards:	Exercise	Fair
						Number of		Number of	or Base	Value of
			Estimated Possible Payouts Under			Shares of		Securities	Price of	Stock and
			Non-Equity Incentive Plan Awards			Stock or		Underlying	Option	Option
			Threshold	Target	Maximum	Units		Options	Awards	Award
Name	Grant Date		($)	($)	($)	(#)		(#)(1)	($/Sh)	($)(2)

David P. Stockert	01/18/2006	(3)	—	85,000	255,000
	01/18/2006					4,981	(4)			199,987
	01/18/2006							60,000	40.15	288,072
Christopher J. Papa	01/18/2006	(3)	—	50,000	150,000
	01/18/2006					6,849	(5)			274,987
	01/18/2006							30,000	40.15	144,036
Thomas D. Senkbeil	01/18/2006	(3)	—	80,000	240,000
	01/18/2006					4,359	(4)			175,014
	01/18/2006							50,000	40.15	240,060
Thomas L. Wilkes	01/18/2006	(3)	—	50,000	150,000
	01/18/2006					3,736	(4)			150,000
	01/18/2006							30,000	40.15	144,036
Sherry W. Cohen	01/18/2006	(3)	—	35,000	105,000
	01/18/2006					2,491	(4)			100,014
	01/18/2006							17,500	40.15	84,021

(1)	Represents stock options granted on January 18, 2006. One-third of these options became exercisable on January 18, 2007, one-third will become exercisable on January 18, 2008 and one-third will become exercisable on January 18, 2009. Options granted on January 18, 2006 include a SAR feature as part of the option grant. Pursuant to the SAR feature, the option holder has the choice of receiving the net appreciation of the underlying option in net shares of our common stock in lieu of exercising the option.

(2)	Represents the full grant-date present value of restricted stock awards and stock option awards granted during 2006 computed in accordance with SFAS 123R. See Note 9 to the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2006 for the assumptions made in determining SFAS 123R values. For restricted stock awards, there can be no assurance that the value received upon the vesting of such awards will be equal to the SFAS 123R value. For stock option awards, there can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the value received on the exercise of such awards will equal the SFAS 123R value.

(3)	Represents possible future payouts to the NEOs under our Shareholder Value Plan for performance during the three-year performance period from January 1, 2006 through December 31, 2008. Our Shareholder Value Plan gives participants the opportunity to receive a percentage of a target award for each performance period based on our total shareholder return in relation to the total shareholder return reported for such period in the NAREIT total return index for all equity REITs whose return is reported in such index. A performance period is a three calendar year period, and a target award will be set for each participant for each performance period. A percentage of a participant’s target award will be payable for a performance period under the plan’s standard benchmark rankings and related target bonus payment percentage only if our total shareholder return for a performance period ranks in the top 50% of all equity REITs whose total shareholder return is reported in the NAREIT total return index for such period. Thus, the plan is intended to tie a participant’s payment to our long-term performance relative to the long-term performance of other REITs in providing a total return to our shareholders. The potential payments are performance-driven and therefore at risk. The performance goals and payout multiples are described in further detail in the Compensation Discussion and Analysis. Amounts earned by the NEOs for the three-year performance period from January 1, 2004 through December 31, 2006 are included in the Summary Compensation Table above.

(4)	Represents restricted stock granted on January 18, 2006. One-third of these shares vested on December 31, 2006, one-third will vest on December 31, 2007 and one-third will vest on December 31, 2008. Dividends are paid on all shares of restricted stock.

(5)	Represents restricted stock granted on January 18, 2006. Of these, 3,736 vest as follows: one-third vested on December 31, 2006; one-third vest on December 31, 2007 and one-third vest on December 31, 2008. The remaining 3,113 vest as follows: one-fifth vested on December 31, 2006; one-fifth vest on December 31, 2007, one-fifth vest on December 31, 2008, one-fifth vest on December 31, 2009 and one-fifth vest on December 31, 2010.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table sets forth information with respect to all outstanding option and stock awards for each of the Named Executive Officers as of December 31, 2006.

							Stock Awards
							Equity	Equity
							Incentive	Incentive
							Plan	Plan Awards:
	Option Awards(1)						Awards:	Market
		Number of	Number of				Number of	Value of
		Securities	Securities				Unearned	Unearned
		Underlying	Underlying		Option		Shares	Shares, That
		Unexercised	Unexercised		Exercise	Option	That	Have Not
		Options (#)	Options (#)		Price	Expiration	Have Not	Vested
Name	Grant Date	Exercisable	Unexercisable		($)	Date	Vested (#)	($)(7)

David P. Stockert	05/31/01	175,000	—		36.47	05/31/11
	01/30/03	23,000	—		24.01	01/30/13
	07/17/03	105,000	70,000	(1)	26.07	07/17/13
	01/20/04	33,332	16,668	(2)	27.98	01/20/14
	01/18/05	16,666	33,334	(3)	32.53	01/18/15
	01/18/06	—	60,000	(4)	40.15	01/18/16
							29,090	1,329,413
Christopher J. Papa	12/01/03	10,000	20,000	(5)	28.99	12/01/13
	01/18/05	—	16,667	(3)	32.53	01/18/15
	01/18/06	—	30,000	(4)	40.15	01/18/16
							7,388	337,632
Thomas D. Senkbeil	06/03/03	99,000	66,000	(6)	26.78	06/03/13
	01/20/04	20,000	10,000	(2)	27.98	01/20/14
	01/18/05	16,666	33,334	(3)	32.53	01/18/15
	01/18/06	—	50,000	(4)	40.15	01/18/16
							22,858	1,044,611
Thomas L. Wilkes	02/19/98	6,667	—		38.94	02/19/08
	11/20/98	5,000	—		38.50	11/20/08
	02/18/99	20,834	—		36.13	02/18/09
	02/10/00	26,316	—		38.13	02/10/10
	05/31/01	50,000	—		36.47	05/31/11
	07/17/03	10,000	40,000	(1)	26.07	07/17/13
	01/20/04	10,000	10,000	(2)	27.98	01/20/14
	01/18/05	8,333	16,667	(3)	32.53	01/18/15
	01/18/06	—	30,000	(4)	40.15	01/18/16
							15,350	701,495
Sherry W. Cohen	02/20/97	8,853	—		38.63	02/20/07
	02/19/98	9,915	—		38.94	02/19/08
	11/20/98	10,000	—		38.50	11/20/08
	02/18/99	42,667	—		36.13	02/18/09
	02/10/00	40,000	—		38.13	02/10/10
	07/17/03	3,334	—		26.07	07/17/13
	07/17/03	15,000	30,000	(1)	26.07	07/17/13
	01/20/04	13,332	6,668	(2)	27.98	01/20/14
	01/18/05	4,166	8,334	(3)	32.53	01/18/15
	01/18/06	—	17,500	(4)	40.15	01/18/16
							9,495	433,922

(1)	One-half of unvested portion vests on each of July 17, 2007 and 2008.

(2)	Vested on January 20, 2007.

(3)	One-half of unvested portion vested on January 18, 2007 and one-half vests on January 18, 2008.

(4)	One-third vested on January 18, 2007 and one-third vests on each of January 18, 2008 and 2009.

(5)	One-half of unvested portion vests on each of December 1, 2007 and 2008.

(6)	One-half of unvested portion vests on each of June 2, 2007 and 2008.

(7)	The market value of the restricted stock awards is based on the closing price of our common stock on the NYSE as of December 31, 2006, which was $45.70.

Option Exercises and Stock Vested in 2006

The following table sets forth information concerning the amounts realized upon the exercise of options and on the vesting of stock during 2006 by each of the Named Executive Officers.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(2)

David P. Stockert	23,000	551,770	9,440	431,888
Christopher J. Papa	8,333	112,010	3,581	165,280
Thomas D. Senkbeil	—	—	7,094	323,561
Thomas L. Wilkes	60,000	1,250,436	5,109	233,721
Sherry W. Cohen	20,000	405,645	3,266	149,400

(1)	Amounts reflect the difference between the exercise price of the stock option and the price of our common stock on the NYSE at the time of exercise, multiplied by the number of shares underlying the option exercised.

(2)	Amounts reflect the closing price of our common stock on the NYSE of the restricted stock on the day the stock vested.

2006 Nonqualified Deferred Compensation

The following table sets forth information regarding deferred compensation that is not tax-qualified for each of the Named Executive Officers.

			Aggregate
	Executive	Aggregate	Balance at
	Contributions	Earnings	December 31,
	in 2006	in 2006	2006
Name	($)(1)	($)	($)(2)

David P. Stockert	—	—	—
Christopher J. Papa	—	—	—
Thomas D. Senkbeil	—	25,967	227,539
Thomas L. Wilkes	—	1,262	12,922
Sherry W. Cohen	50,052	34,532	303,212

(1)	The amounts in this column are also included in the salary column of the Summary Compensation Table.

(2)	Of the totals in this column, the following amounts have previously been reported in the Summary Compensation Table for this year, and for previous years:

	Reported in	Reported in
	Current	Previous Years’
	Summary	Summary
	Compensation	Compensation
	Table	Table	Total
Name	($)	($)	($)

David P. Stockert	—	—	—
Christopher J. Papa	—	—	—
Thomas D. Senkbeil	—	192,500	192,500
Thomas L. Wilkes	—	20,000	20,000
Sherry W. Cohen	50,052	196,000	246,052

Each NEO may elect to defer the payment of all or a portion of his or her salary and bonus for any calendar year under our Deferred Compensation Plan. The amount of compensation that may be deferred under the plan is not limited.

The deferrals made by a participant under the plan are credited to a bookkeeping account for the participant. We will make adjustments to each participant’s account balance to reflect the investment return that would have been received had the account balance been invested in one or more benchmark return options which the participant elects for us to use in making such adjustments to his or her account. The array of benchmark return options changes from time to time; as of December 31, 2006, NEOs and other participants could choose among several different investments, including domestic and international equity, income, short term investment and balanced mutual fund investments. Participants can change their deferral elections in accordance with procedures established by us from time to time.

When participants elect to defer amounts, they may also select when the amounts ultimately will be distributed to them. Distributions may be either made at a fixed time specified by the participant — whether or not employment has then ended — or as of the participant’s retirement or separation, disability, death or upon a change of control. Distributions may also be made in the event of certain unforseeable emergencies. A participant may elect to have us distribute his or her account in one of the following methods: (1) one lump sum; (2) five annual installments; or (3) ten annual installments. However, if the balance credited to the participant’s account does not exceed $10,000, the participant’s account will automatically be distributed in one lump sum. In addition, all distributions made pursuant to a fixed time election, an unforseeable emergency, death, or a change of control will be made in one lump sum. All distributions are made in cash.

Employment Agreements

We have employment agreements with our NEOs. The agreements generally provide for a minimum base salary, eligibility to receive an annual bonus based on individual and corporate goals established by the Compensation Committee, incentive compensation in the form of options to purchase our common stock, an award of restricted stock and a target award under the Shareholder Value Plan. The agreements also provide for participation in our employee benefit plans and specified executive perquisites disclosed in the Summary Compensation Table above. As part of the employment agreements, our NEOs agree to protect our trade secrets for so long as such information remains a trade secret, to protect any confidential or proprietary information for the one year period following his or her termination of employment and to refrain from soliciting our customers and our employees for the two year period following his or her termination of employment. In addition, our NEOs agree not to compete with us for the period of time following termination specified in the table below. Included in the employment agreements are termination and change of control provisions, which are more fully described in “Potential Payments Upon Termination or Change of Control” below. Other terms of these agreements are summarized in the table below.

		Date of		2007
		Amendment/	Minimum	Annual		Term of
	Date of	Restatement	Annual	Base	Non-Compete	Employment
Name	Agreement	of Agreement	Base Salary	Salary	Period	Agreement

David P. Stockert	07/18/2003	12/10/2003	$375,000	$405,000	1 year	07/17/2009	(1)
Christopher J. Papa	12/01/2003	10/17/2005	$300,000	$330,000	1 year	10/16/2007	(2)
Thomas D. Senkbeil	06/02/2003	08/01/2003	$350,000	$375,000	1 year	06/01/2009	(1)
		12/08/2003
Thomas L. Wilkes	10/17/2005	—	$320,000	$340,000	6 months	10/16/2007	(2)
Sherry W. Cohen	10/17/2005	—	$255,000	$280,000	6 months	10/16/2007	(2)

(1)	Agreement renews for 3-year term on each anniversary of agreement unless terminated by either party pursuant to the agreement’s notice and termination provisions.

(2)	Agreement renews for an additional 1-year term on each anniversary of agreement unless terminated by either party pursuant to the agreement’s notice and termination provisions.

Potential Payments Upon Termination or Change of Control

As part of the employment agreements with our NEOs, we have agreed to pay certain amounts and provide certain benefits following termination of employment or a change of control under certain circumstances, as described below.

Termination For Cause or By Executive Without Good Reason.  In the event of termination by us for cause or by the executive without good reason, the executives will forfeit all compensation, perquisites and benefits provided in the agreements, and will not continue to vest in options to purchase common stock or in restricted stock.

Termination Without Cause or For Good Reason.  If any employment agreement is terminated by us without cause or by one of the executives for good reason, the executives will continue to receive all cash compensation, other benefits under our benefit plans and certain perquisites owed for the time periods specified for each executive in the table below (column A) as if he or she continued to be employed for such time periods. In addition, for Messrs. Stockert and Senkbeil, any unvested stock options and restricted stock shall continue to vest through the term of their agreements, and they shall remain eligible to receive payouts under the Shareholder Value Plan as if they continued to be employed through the term of their agreements. For Messrs. Papa and Wilkes and Ms. Cohen, any unvested stock options and restricted stock shall vest on the date of termination to the extent that any such option or share of restricted stock would have vested 18 months from the termination date, and they shall remain eligible to receive payouts under the Shareholder Value Plan as if they continued to be employed

18 months from the termination date. For each executive, the period during which outstanding options may be exercised will be determined as described in the table below (column B).

Payment Period for Cash
	Compensation and Other Benefits	Exercise Period for Options Following
Name	Following Termination Date (A)	Termination Date (B)

David P. Stockert	remaining agreement term	deemed employed through lesser of agreement term and remaining option term
Christopher J. Papa	18 months	deemed employed through lesser of agreement term and remaining option term
Thomas D. Senkbeil	remaining agreement term	deemed employed through lesser of agreement term and remaining option term
Thomas L. Wilkes	18 months	governed by terms of individual options
Sherry W. Cohen	18 months	governed by terms of individual options

In addition, Mr. Stockert will receive a payout equal to $100,000 for each year remaining under the term of his agreement to reduce the principal amount under one of his outstanding loans. Mr. Stockert will also receive an amount equal to 140% of the excess, if any, of the then principal and interest on his two loans (after taking into account the principal reduction from the payment described above) over the total market value of any shares of our common stock purchased with the proceeds of the loans. Further, shares of restricted stock granted to Mr. Senkbeil on the initial date of his agreement shall vest so that no less than five-eighths of the total number of shares shall have vested on the date of Mr. Senkbeil’s termination.

Termination in Connection with Change of Control.  If a change of control (as defined below) occurs and an executive’s employment is terminated by us without cause or by one of the executives for good reason during the period following the change of control (the protection period) specified in the table below (column A) or if an executive resigns during the 90-day period that starts on the first anniversary of the change of control for any or no reason, the executive will, within 30 days of his or her termination, receive a lump sum payment equal to the multiple of the executive’s cash compensation set forth in the table below (column B). Cash compensation, for purposes of change of control severance, is defined in the agreements as the executive’s base salary at the time of termination (or if greater, the average salary over the prior three years) plus the average annual cash bonuses earned over the prior three years. The value of the stock options, restricted shares and Shareholder Value Plan awards are not included. In addition, any of his or her unvested stock options and restricted stock shall fully vest, and notwithstanding the terms of the stock options, the options shall remain exercisable for the remaining terms of the options as if there had been no termination of employment. The executive will also continue to receive coverage and benefits under the employee benefit plans for the remainder of the protection period. The executives also will be eligible to receive such benefits if we terminate their employment without cause or they resign for good reason during the 60-day period leading up to the date of a change of control.

Payment Multiple of Cash
	Protection	Compensation Following
Name	Period (A)	Termination (B)

David P. Stockert	3 years	3 times
Christopher J. Papa	3 years	3 times
Thomas D. Senkbeil	3 years	3 times
Thomas L. Wilkes	3 years	3 times
Sherry W. Cohen	2 years	2 times

In addition, Mr. Stockert will, within 30 days of termination, receive a payment equal to $100,000 for each year remaining in the protection period to reduce the principal amount under one of

Mr. Stockert’s outstanding loans. Mr. Stockert will also receive an amount equal to 140% of the excess, if any, of the then principal and interest on his two loans (after taking into account the principal reduction from the payment described above) over the total market value of any shares of our common stock purchased with the proceeds of the loans. Further, shares of restricted stock granted to Mr. Senkbeil on the initial date of his agreement shall vest so that no less than five-eighths of the total number of shares shall have vested on the date of Mr. Senkbeil’s termination.

Definitions and Other Provisions

Under the employment agreements, a change of control is defined as:

•	any change which is required to be reported in a proxy statement,

•	a person becoming a beneficial owner of 45% or more of the combined voting power of our then outstanding securities for the election of directors,

•	the members of our board of directors at the beginning of any period of two consecutive years or less cease for any reason to constitute a majority of our board of directors unless their successors were approved by at least two-thirds of the members of our board at the beginning of such period,

•	the approval by our shareholders of a reorganization, merger, consolidation or share exchange which results in our common stock being converted or changed into securities of another non-Post affiliated organization,

•	any dissolution or liquidation of Post Properties or the sale or disposition of 50% or more of our assets or business, or

•	the approval by our shareholders of any reorganization, merger, consolidation or share exchange with another corporation that would cause existing shareholders of Post Properties to hold less than 60% of the outstanding shares of common stock of the surviving entity.

A change of control is “effective” under these agreements on the date of the closing of the transaction which effects the change of control or, if there is no such closing, on the date the change of control is reported to the SEC.

If any of the executives would be subject to a “golden parachute” excise tax as a result of the benefits called for under the change of control provisions in his or her employment agreement, he or she agrees to waive his or her right to up to $25,000 of such benefits in order to eliminate such tax. However, if such a waiver would fail to eliminate such tax, no waiver shall be required, and we will make payments to the executive sufficient to pay such excise tax, any additional federal, state and local taxes due as a result of such payment of excise taxes and any interest assessed by the Internal Revenue Service related to such excise tax payments.

The tables below were prepared as though the NEOs’ employment was terminated or a change of control occurred on December 31, 2006 using the closing price of our common stock as of December 29, 2006, the last day of the trading year (both as required by the SEC). The amounts reflect the acceleration of benefits described above as well as benefits payable or other consequences under our benefit plans in connection with a change of control. There can be no assurance that a termination or change of control would produce the same or similar results as those shown below if it occurs on any other date or at any other price.

			Accelerated
			Vesting of
		Continued	Unvested	Shareholder
	Cash	Benefits and	Equity	Value Plan	Excise Tax
	Severance	Perquisites(1)	Compensation(2)	Payouts(3)	Gross-Up(4)	Total

David P. Stockert
• For cause/resignation without good reason	—	—	—	—	—	—
• Death/disability/retirement	—	—	$2,441,466	$165,000	—	$2,606,466
• Involuntary termination without cause, resignation for good reason	$1,520,274	$49,397	$3,632,581	$165,000	—	$5,367,252
• Involuntary termination without cause or resignation for good reason within 60 days before or three years after a change of control; resignation for any reason in the 90-day period beginning on the first anniversary of a change of control	$1,790,000	$80,576	$4,170,822	$165,000	$1,106,525	$7,312,923
Christopher J. Papa
• For cause/resignation without good reason	—	—	—	—	—	—
• Death/disability/retirement	—	—	$720,204	$95,000	—	$815,204
• Involuntary termination without cause, resignation for good reason	$702,500	$26,601	$661,347	$45,000	—	$1,435,448
• Involuntary termination without cause or resignation for good reason within 60 days before or three years after a change of control; resignation for any reason in the 90-day period beginning on the first anniversary of a change of control	$1,405,000	$77,677	$1,057,836	$95,000	$682,811	$3,318,324

			Accelerated
			Vesting of
		Continued	Unvested	Shareholder
	Cash	Benefits and	Equity	Value Plan	Excise Tax
	Severance	Perquisites(1)	Compensation(2)	Payouts(3)	Gross-Up(4)	Total

Thomas D. Senkbeil
• For cause/resignation without good reason	—	—	—	—	—	—
• Death/disability/retirement	—	—	$2,142,429	$155,000	—	$2,297,429
• Involuntary termination without cause, resignation for good reason	$1,344,164	$45,677	$2,845,706	$155,000	—	$4,390,547
• Involuntary termination without cause or resignation for good reason within 60 days before or three years after a change of control; resignation for any reason in the 90-day period beginning on the first anniversary of a change of control	$1,665,000	$79,251	$3,187,039	$155,000	$1,041,105	$6,127,395
Thomas L. Wilkes
• For cause/resignation without good reason	—	—	—	—	—	—
• Death/disability/retirement	—	—	$1,348,404	$95,000	—	$1,443,404
• Involuntary termination without cause, resignation for good reason	$730,000	$28,514	$1,106,548	$45,000	—	$1,910,062
• Involuntary termination without cause or resignation for good reason within 60 days before or three years after a change of control; resignation for any reason in the 90-day period beginning on the first anniversary of a change of control	$1,460,000	$81,709	$2,049,945	$95,000	—	$3,686,654
Sherry W. Cohen
• For cause/resignation without good reason	—	—	—	—	—	—
• Death/disability/retirement	—	—	$913,941	$67,000	—	$980,941
• Involuntary termination without cause, resignation for good reason	$575,000	$26,704	$720,053	$32,000	—	$1,353,757
• Involuntary termination without cause or resignation for good reason within 60 days before or two years after a change of control; resignation for any reason in the 90-day period beginning on the first anniversary of a change of control	$766,667	$50,468	$1,347,862	$67,000	—	$2,231,997

(1)	Includes medical, dental, vision, life, accidental death and dismemberment, short-term disability, long-term disability, and supplemental long-term disability coverage. Cost of continued benefits is estimated using 2006 annual costs and an 8% annual growth factor. Also includes $7,200 per year for automobile allowance, in the case of termination related to a change of control. In 2007, this perquisite was eliminated. The analysis includes the automobile allowance in this termination scenario, because we are assuming a termination date of December 31, 2006.

(2)	Amounts in this column represent the “in-the-money” value of unvested stock options and the full value of unvested restricted stock awards as of December 31, 2006 to the extent vesting would be accelerated upon termination under these scenarios. These amounts are different than our compensation expense for granting these awards. The assumed share price upon each termination scenario is $45.70, which was the closing price of our common stock on the NYSE on December 29, 2006, the last trading day of the year. Amounts also include the dollar value of loan forgiveness for Mr. Stockert, which would accelerate upon termination under these scenarios.

(3)	Includes an estimate of payouts under our Shareholder Value Plan at the target award level for the 2005-2007 and 2006-2008 performance periods. Upon termination due to death, disability or retirement, awards for performance periods in effect would be paid out at the end of each performance period based on actual performance. Upon a change of control, all performance periods in effect would terminate, and awards would be paid out at the greater of target or actual performance-to-date. As of December 31, 2006, target was greater than actual performance-to-date, and thus the target award amount was used.

(4)	If any of the NEOs would be subject to a “golden parachute” excise tax as a result of the benefits called for under the change of control provisions in his or her employment agreement, he or she agrees to waive his or her right to up to $25,000 of such benefits in order to eliminate such tax. In any such case, the benefits will be reduced to the 280G “safe harbor,” which is defined below. However, if such a waiver would fail to eliminate such tax, no waiver shall be required, and we will make gross-up payments to the executive sufficient to pay such excise tax, any additional federal, state and local taxes due as a result of such payment of excise taxes and any interest assessed by the Internal Revenue Service related to such excise tax payments. To calculate the excise tax gross-up liability, the following assumptions were used:

•	The 280G safe harbor is three times each NEO’s “base amount” minus $1. Each executive’s base amount was calculated by taking the average W-2 income (box 1) from the past five years (2002-2006), as applicable.

•	The excise tax rate is 20% and the combined state and federal personal income tax rate is 42.45%, which represents the highest marginal tax rate.

•	The stock award parachute calculations for purposes of Section 280G were based on the safe harbor Black Scholes valuation methodology in Rev. Proc. 2003-68, using the most recent SFAS 123R option valuation assumptions (volatility 18.09%, risk-free interest rate 4.7%, dividend yield 3.94%, expected term 5 years) and the remaining expected term calculated using Rev. Proc. 98-34 methodology. Per the 280G rules, the cost included in the parachute payment for the accelerated vesting of stock options, restricted stock, and accelerated loan forgiveness is the sum of (1) the excess of the aggregate accelerated benefit over the present value of the accelerated benefit and (2) the lapse of service obligation (1% times the number of months of vesting accelerated times the aggregate accelerated benefit). For the Shareholder Value Plan, the full value of the award that is accelerated is included in the parachute calculation.

•	Mr. Wilkes’ and Ms. Cohen’s total parachute did not exceed the Section 280G safe harbor. As a result, they would not have incurred any excise tax.

Compensation Committee Interlocks and Insider Participation

During 2006, Messrs. Deriso, French and Rice and Ms. Thayer served as members of the Executive Compensation and Management Development Committee. During 2006:

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Executive Compensation and Management Development Committee,

•	no member of the Executive Compensation and Management Development Committee was an officer or employee of Post Properties or any of its subsidiaries,

•	no member of the Executive Compensation and Management Development Committee entered into any transaction with our in which the amount involved exceeded $120,000,

•	none of our executive officers served on the compensation committee of any entity where one of that entity’s executive officers served on our Executive Compensation and Management Development Committee, and

•	none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as a director on our board.

EXECUTIVE COMPENSATION AND MANAGEMENT DEVELOPMENT
COMMITTEE REPORT

The Executive Compensation and Management Development Committee of the board consists of the four directors named below, each of whom are independent as defined in applicable SEC and NYSE rules and under the director independence standards specified in our Corporate Governance Guidelines.

We have the authority to engage an independent compensation consultant or other advisors. We currently use Frederic W. Cook & Co., Inc. as our independent compensation consultant. Frederic W. Cook & Co. does no work for management unless requested by our Committee chairman, receives no compensation from Post other than for its work in advising the Committee and maintains no other economic relationships with Post.

We held six meetings during 2006. The meetings were designed, among other things, to facilitate and encourage free and frank discussion between Committee members and our consultant as well as extensive communication among Committee members, executive management, and other company personnel involved in executive compensation matters.

We reviewed and discussed with management the Compensation Discussion and Analysis that appears in this proxy statement. Based on our review and these discussions with management and our compensation consultant, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

Submitted by the Executive Compensation and Management Development Committee:
Charles E. Rice, Chairman
Walter M. Deriso, Jr.
Russell R. French
Stella F. Thayer

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing the terms, conditions and arrangements involving any related party or potential conflict of interest transaction and for overseeing our Code of Business Conduct, which includes disclosure requirements applicable to our employees and our directors relating to conflicts of interest. Accordingly, the Audit Committee is responsible for reviewing and approving the terms and conditions of all transactions that involve the company, one of our directors or executive officers or any of their immediate family members. Although we have not entered into any such transactions since January 1, 2006 that meet the requirements for disclosure in this Proxy Statement, if there were to be such a transaction, we would need the approval of our Audit Committee prior to entering into such transaction.

Loans to Executive Officers

We made loans to certain executive officers in 1999 and 2001. The purpose of these loans was generally to facilitate the executive’s purchase of our common stock. Some of these loans included forgiveness provisions where the principal amount would be forgiven in annual installments over five or ten years. In this way, these loans were economically similar to a restricted stock grant with annual installment vesting. All of the loans bear interest at 6.32%. Interest is payable quarterly and the loans are due in full on the earlier of (1) the tenth anniversary of the date of the note or (2) 30 days after the employee ceases for any reason to be an employee of the Company. The loans were made prior to July 30, 2002, the effective date of the Sarbanes-Oxley Act of 2002. Pursuant to the Sarbanes-Oxley Act, we may not extend further loans or change the payment terms of existing loans, but we may allow these loans to remain in place under their original terms.

We had outstanding loans to Messrs. Stockert and Wilkes during 2006. In addition, the “All Other Compensation” column in the Summary Compensation Table reflects loan forgiveness of $100,000 for Mr. Stockert and $40,000 for Mr. Wilkes during 2006. The following table outlines executive loans with outstanding balances during the year ended December 31, 2006 for Messrs. Stockert and Wilkes.

					2006 Annual
		Original Loan	Outstanding Balance	Outstanding Balance	Forgiveness
Executive	Loan Date	Amount	as of 12/31/06	as of 2/28/07	Amount

David P. Stockert	5/01	$1,000,000	$500,000	$400,000	$100,000
	6/01	$1,000,000	$625,000	$625,000	none
Thomas L. Wilkes	12/99	$500,000	$0	$0	none
	5/01	$200,000	$0	$0	$40,000
	8/01	$250,000	$0	$0	none

The May 2001 loans for Messrs. Stockert and Wilkes provide for annual forgiveness in the amounts of $100,000 and $40,000, respectively. The remaining balance for Mr. Wilkes’ May 2001 loan was forgiven in January 2006. In the aggregate, Messrs. Stockert and Wilkes paid down $375,000 and $750,000, respectively, of their outstanding loan balances with the proceeds from the sale of stock acquired upon the exercise of outstanding options.

Other Relationships

Pursuant to provisions of our bylaws and director and officer indemnification agreements, we advanced legal fees incurred by certain members of our board of directors and executive officers in connection with derivative and direct litigation described in our annual report on Form 10-K for the year ended December 31, 2006.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for, among other things, reviewing with Deloitte & Touche LLP (Deloitte & Touche), our independent registered public accounting firm for fiscal year 2006, the scope and results of their audit engagement. In connection with the audit for the year ended December 31, 2006, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements of Post Properties and Post Apartment Homes to be included in our annual report on Form 10-K for the year ended December 31, 2006;

•	discussed with Deloitte & Touche the matters required by Statement of Accounting Standards No. 61, as amended; and

•	received from and discussed with Deloitte & Touche the communications required by Independence Standards Board Standard No. 1 regarding their independence.

Management is primarily responsible for Post Properties’ financial reporting process (including its system of internal control) and for the preparation of the consolidated financial statements of Post Properties and Post Apartment Homes in accordance with generally accepted accounting principles (GAAP). Deloitte & Touche is responsible for auditing those financial statements and issuing an opinion on whether the audited financial statements conform with GAAP. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Therefore, the Audit Committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of Deloitte & Touche included in their report to the financial statements of Post Properties and Post Apartment Homes.

Based on the review and the discussions described in the preceding bullet points, the Audit Committee has recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

Submitted by the Audit Committee:
Russell R. French, Chairman
Walter M. Deriso, Jr.
Charles E. Rice
Stella F. Thayer

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP (PricewaterhouseCoopers) audited our consolidated financial statements for the year ended December 31, 2005. On March 10, 2006, the Audit Committee determined not to renew the engagement of PricewaterhouseCoopers, effective following PricewaterhouseCoopers’ completion of procedures on March 15, 2006 regarding our consolidated financial statements as of and for the year ended December 31, 2005 and the Form 10-K in which such financial statements were included.

On March 10, 2006, the Audit Committee appointed Deloitte & Touche LLP (Deloitte & Touche) as our independent registered public accountants. This determination followed the Audit Committee’s decision to seek proposals from independent registered public accountants to audit our financial statements for the year ending December 31, 2006. During the year ended December 31, 2005 and through March 15, 2006, we did not consult with Deloitte & Touche regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a disagreement or a reportable event as defined in Item 304(a) of Regulation S-K.

During the year ended December 31, 2005 and through March 15, 2006, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused such firm to make reference thereto in its reports for such year.

During the year ended December 31, 2005 and through March 15, 2006, there were no reportable events described under Item 304(a)(1)(v) of Regulation S-K.

The report of PricewaterhouseCoopers on our consolidated financial statements for the year ended December 31, 2005 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principle. We have provided PricewaterhouseCoopers with a copy of the foregoing disclosures. A copy of PricewaterhouseCooper’s March 15, 2006 letter stating that it agreed with our statements was included as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on March 15, 2006.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES AND SERVICES

2006 and 2005 Fees

Deloitte & Touche served as our independent registered public accounting firm for the fiscal year ended December 31, 2006. PricewaterhouseCoopers served as our independent registered public accounting firm for the fiscal year ended December 31, 2005. The table below summarizes fees for professional services rendered by each of Deloitte & Touche and PricewaterhouseCoopers for the years ended December 31, 2006 and 2005.

	Year Ended
Deloitte & Touche Fees	December 31, 2006

Audit Fees	$604,500	(1)
Audit-Related Fees	117,800	(2)
Tax Fees	—
All other Fees	51,546	(3)

Total	$773,846

	Years Ended December 31
PricewaterhouseCoopers Fees	2006		2005

Audit Fees	$125,450	(4)	$679,797	(1)
Audit-Related Fees	—		155,606	(2)
Tax Fees	599,101	(5)	390,654	(5)
All other Fees	—		—

	$724,551		$1,226,057

(1)	Represents audit fees and expenses related to audits of the annual financial statements of Post Properties and Post Apartment Homes, reviews of quarterly financial statements of Post Properties and Post Apartment Homes, audits of management’s assessment of the effectiveness of internal control over financial reporting of Post Properties and Post Apartment Homes and other attest services rendered in connection with a securities offering and a registration statement.

(2)	Represents fees principally related to separate joint venture audits, other statutory audits and accounting advisory services.

(3)	Represents fees related to property tax advisory services.

(4)	In periods subsequent to December 31, 2005, PricewaterhouseCoopers billed us aggregate fees and expenses related to the reissuance of audit reports related to fiscal years 2005 and 2004 and related to other attest services rendered in connection with a securities offering and a registration statement.

(5)	Of these fees, $373,925 and $301,041 related to tax preparation and compliance and $225,176 and $89,613 related to tax planning and advice in fiscal years 2006 and 2005, respectively.

Pre-Approval of Audit and Permissible Non-Audit Services

In May 2006, the Audit Committee established a new pre-approval for audit and permissible non-audit services provided by our independent registered public accounting firms. The policy gives detailed guidance to management as to the specific services that are eligible for general pre-approval and provides specific cost limits for certain services on an annual basis. Pursuant to the policy and the Audit Committee Charter, the Audit Committee has delegated to its chairman the authority to address any requests for pre-approval of other non-audit services between Audit Committee meetings.

None of the services provided by our independent registered public accounting firms for 2006 and 2005, that were approved by the Audit Committee, made use of the de minimus exception to pre-approval set forth in applicable rules of the SEC.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Our Audit Committee has appointed Deloitte & Touche to audit our consolidated financial statements for the year ending December 31, 2007 and to prepare a report on this audit. A representative of Deloitte & Touche will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by shareholders.

We are asking our shareholders to ratify the selection of Deloitte & Touche as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the board of directors is submitting the selection of Deloitte & Touche to our shareholders for ratification because we value our shareholders’ views on the company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered as a direction to the board of directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the board, at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders.

The Board of Directors recommends a vote FOR the ratification of the independent registered public accountants.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2006 about our common stock that may be issued upon the exercise of options, warrants and rights under our 1993 employee stock plan, 2003 Incentive Stock Plan and 2002 Shareholder Value Plan.

			(c)
		(b)	Number of Securities
	(a)	Weighted Average	Remaining Available for
	Number of Securities to	Exercise Price of	Future Issuance under Equity
	be Issued upon Exercise	Outstanding Options,	Compensation Plans
	of Outstanding Options,	Warrants and	(Excluding Securities Reflected
Plan Category	Warrants and Rights (#)	Rights ($)	in Column (a)) (#)

Equity compensation plans approved by security holders 1993 Employee Stock Plan	1,051,358	$35.03	—
2003 Incentive Stock Plan	1,323,375	31.30	2,128,704
2002 Shareholder Value Plan	—	—	200,000

Total	2,374,733	32.95	2,328,704
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	2,374,733	$32.95	2,328,704

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file with the SEC certain reports with respect to each such person’s beneficial ownership of our equity securities. Based solely upon a review of the reports furnished to the company, or written representations from reporting persons that all reportable transactions were reported, the company believes that during the fiscal year ended 2006 the company’s officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a) except that a Form 4 reporting receipt of five shares of stock awarded under our Incentive Stock Plan to Mr. Quirk was filed four days late on April 13, 2006 due to an administrative error.

Shareholder Proposals

To be eligible to include a shareholder proposal in our proxy statement for the 2008 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act, we must receive the shareholder proposal on or before December 6, 2007.

Under our bylaws, a shareholder is eligible to submit a shareholder proposal outside the processes of Rule 14a-8 if the shareholder is (1) of record based on the record date for determining shareholders entitled to vote at the annual meeting and (2) of record on the date the shareholder gives notice of the proposal to us. The shareholder also must provide timely notice of the proposal to us. To be timely under our bylaws, we must receive advance notice of the proposal by February 24, 2008 (90 days before May 24, 2008, the anniversary of our 2007 Annual Meeting) but not before January 25, 2008 (120 days before May 24, 2008, the anniversary of our 2007 Annual Meeting). Any shareholder proposal notice must comply with the provisions specified in our bylaws. In addition, in order for proposals submitted outside the processes of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by February 19, 2008.

Shareholder proposals should be sent to:

Post Properties, Inc.
One Riverside
4401 Northside Parkway, Suite 800
Atlanta, Georgia 30327-3057
Attention: Corporate Secretary

Householding

As permitted by the Exchange Act, only one copy of this Proxy Statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of the Proxy Statement. Upon oral or written request, we will promptly deliver a separate copy of the Proxy Statement to any shareholder residing at an address to which only one copy was mailed. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

Shareholders residing at the same address and currently receiving only one copy of the Proxy Statement may contact us to request multiple copies in the future, and shareholders residing at the same address and currently receiving multiple copies of the Proxy Statement may contact us to request a single copy in the future. All such requests should be directed to our Corporate Secretary by mail to Post Properties, Inc., One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia, 30327-3057, or by phone at (404) 846-5000.

The board of directors knows of no other matters to be brought before the Annual Meeting.

By Order of the Board of Directors,

Sherry W. Cohen
Executive Vice President and Secretary

Atlanta, Georgia
April 4, 2007

APPENDIX A

DIRECTOR INDEPENDENCE STANDARDS

The Company’s goal is that at least a majority of the Board of Directors will be independent. Each year, the Board will affirmatively determine whether a director is “independent” and will disclose these determinations in its annual proxy statement.

A director will not be considered independent if:

a) the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer , of the Company or any of its affiliates;

b) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company or any of its affiliates, other than excluded compensation;

c) (1) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (2) the director is a current employee of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s or any of its affiliates’ audit within that time;

d) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s or any of its affiliates’ present executive officers at the same time serves or served on that company’s compensation committee; and

e) the director is a current employee, or an immediate family member is a current executive officer, of any organization that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues (such payments and consolidated gross revenues to be measured based on reported figures for the last completed fiscal year).

For purposes of these guidelines, the terms:

•	“affiliate” means any entity that controls, is controlled by or is under common control with the Company, as evidenced by the power to elect a majority of the board of directors or comparable governing body of that entity;

•	“excluded compensation” means director and committee fees (including fees paid to the Chairman of the Board of Directors and the chairman of any committee of the Board of Directors) and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service; and

•	“immediate family” has the meaning set forth in Rule 303A.02 of the New York Stock Exchange, as amended from time to time.

A-1

APPENDIX B

POST PROPERTIES, INC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CHARTER

(As adopted by the Board of Directors on November 5, 2003)

The Board of Directors (the “Board”) of Post Properties, Inc., a Georgia corporation (the “Corporation”), has previously constituted and established an Audit Committee (the “Audit Committee”) with the authority, responsibility and specific duties as described herein. This Charter and the composition of the Audit Committee are intended to comply with applicable law, including the federal securities laws and the rules of The New York Stock Exchange (the “NYSE”). This document replaces and supersedes in its entirety the previous Charter of the Audit Committee adopted by the Board on May 17, 2000.

I.	Purpose

A.	The primary function of Audit Committee is to assist the Board of Directors of the Corporation (the “Board”) in its oversight of:

•	the integrity of the Corporation’s financial statements and financial reporting;

•	the integrity and effectiveness of the Corporation’s disclosure and internal controls;

•	the Corporation’s compliance with legal and regulatory requirements;

•	the independence, qualifications and performance of the Corporation’s independent accountants; and

•	the independence, qualifications and performance of the Corporation’s internal audit function, as appropriate.

B.	Consistent with this function, the Audit Committee shall encourage continuous improvement of, and adherence to, the Corporation’s policies, procedures and practices at all levels.

C.	The Audit Committee shall primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.	Membership

A.	The Audit Committee shall be comprised of three (3) or more directors appointed by the Board, and the Audit Committee’s composition will meet the requirements of the listing standards of the NYSE (the “Listing Standards”), the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”). Accordingly, all members of the Audit Committee will be “independent directors” within the meaning of the Listing Standards, the Exchange Act and the rules and regulations of the Commission, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. The Board shall affirmatively conclude that the members of the Audit Committee are independent, as required.

B.	In addition, each member of the Audit Committee will be financially literate and understand fundamental financial statements, including the Corporation’s balance sheet, income statement,

and cash flow statement, at the time of appointment to the Audit Committee. At least one member of the Audit Committee shall have accounting or related financial management expertise, and by January 1, 2004, unless the Board determines otherwise, at least one member must be an “audit committee financial expert” as such term is defined by the rules and regulations of the Commission. No member of the Audit Committee may simultaneously serve on more than three (3) audit committees of public companies.

C.	The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified. Any vacancies on the Audit Committee occurring prior to the annual organizational meeting shall be filled by the Board. Unless a Chairperson is elected by the full Board, the members of the Audit Committee may designate a Chairperson by majority vote of the full Audit Committee membership.

D.	A majority of the Audit Committee shall constitute a quorum to take any action by the Audit Committee.

III.	Meetings

A.	The Audit Committee shall meet at least four (4) times annually, and more frequently as circumstances may dictate. The Audit Committee shall meet at least annually with management of the Corporation (in particular the Corporation’s senior financial officers), the Corporation’s internal auditors (or other personnel responsible for the internal audit function) (as appropriate) and the Corporation’s independent accountants in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately, such as internal controls and the fullness and accuracy of the Corporation’s financial statements. In addition, the Audit Committee should meet with the independent accountants and management quarterly to review the Corporation’s financial statements.

IV.	Responsibilities

The Audit Committee is responsible for oversight of the independent accountants, the Corporation’s internal accounting controls and auditing functions, and the financial reporting process. The Audit Committee recognizes that management is responsible for preparing the Corporation’s financial statements and that the independent accountants are responsible for auditing those financial statements. Additionally, the Audit Committee recognizes that management, as well as the independent accountants, have more time, knowledge and more detailed information on the Corporation than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the Corporation’s financial statements or any professional certification as to the independent accountant’s work.

To fulfill its responsibilities and duties, the following functions shall be the common recurring activities of the Audit Committee in its oversight function. These functions are set forth as a guide with the understanding that the Audit Committee may diverge from this guide as appropriate given the circumstances and in compliance with the Listing Standards, the Exchange Act and the rules and regulations of the Commission. The Audit Committee shall:

A.	Document/Report/Review

1.	As part of an on-going self assessment process, review and update this Charter periodically, and at least annually, or as conditions may dictate.

2.	Request that the Corporation file this Charter as an appendix to the Corporation’s proxy statement at least once every three years and maintain a copy on the Corporation’s website.

3.	Review the Corporation’s annual financial statements and any reports or other financial information submitted publicly, including any certification, report, opinion or review rendered by the independent accountants of the Corporation.

4.	Prepare the annual Audit Committee Report for the Corporation’s proxy statement in accordance with applicable Securities and Exchange Commission regulations.

B.	Independent Accountants

1.	Directly appoint, retain, compensate, evaluate and terminate the Corporation’s independent accountants. In addition, the Audit Committee shall have the sole authority to approve all audit engagement fees and terms. The independent accountants shall report directly to the Audit Committee. Further, the Audit Committee shall be directly responsible for oversight of the independent accountants, including resolution of disagreements between management and the independent accountants.

2.	Discuss with the independent accountants at least annually the accountants’ internal quality-control procedures, any material issues raised by the most recent peer review and any other matters required to be addressed pursuant to the Listing Standards.

3.	Discuss with the independent accountants the matters required to be discussed by Statement of Auditing Standards No. 61 (Codification of Statement on Auditing Standards, AU § 380) relating to the conduct of the audit.

4.	Receive from the independent accountants, on a periodic basis, a formal written statement delineating all relationships between the independent accountants and the Corporation consistent with Independence Standards Board Standard 1 (ISB No. 1).

5.	Obtain from the independent accountants assurance that Section 10A(b) of the Exchange Act (generally relating to the auditors’ identification of illegal acts and related party transactions) has not been implicated.

6.	Evaluate the independent accountants, including the independent accountants’ qualifications, performance and independence, the competence, experience and qualifications of the lead partner and senior members of the independent accountants’ team, and the quality control procedures of the independent accountants. The Audit Committee also shall ensure the rotation of the audit partners as required by law. The Audit Committee will present its conclusions with respect to the independent accountants to the Board.

7.	Discuss with the independent accountants the overall scope and plans for their audits, including the adequacy of staffing.

8.	Pre-approve all audit services and all permissible non-audit services to be performed for the Corporation by its independent accountants, as contemplated by Section 10A(i) of the Exchange Act. The Audit Committee may delegate to one or more of its members the authority to pre-approve audit services and permissible non-audit services; provided, however, that all pre-approved services must be disclosed by such delegate to the full Audit Committee at its next scheduled meeting.

9.	Recommend, if so determined by the Audit Committee, that the Board take certain actions to satisfy itself of the independent accountants’ independence.

10.	Receive an annual report from the independent accountants that describes (a) all critical accounting policies and practices to be used by the Corporation, (b) all material alternative treatments within GAAP suggested to management, and (c) any other written communication with management.

C.	Financial Reporting Process

1.	Review with the management and the independent accountants the Corporation’s interim financial statements and disclosures and the information set forth in management’s Discussion and Analysis in the Corporation’s Quarterly Reports on Form 10-Q prior to its filing or prior to the release of earnings, including a discussion with the independent accountants of the matters to be discussed by Statement of Auditing Standards No. 6100(“SAS No. 61”).

2.	Review with the management and the independent accountants the Corporation’s annual audited financial statements and disclosures and the information set forth in management’s Discussion and Analysis to be included in the Corporation’s Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of the Form 10-K) including (a) their judgment about the quality of the Corporation’s accounting principles as applied in its financial reporting, (b) the reasonableness of significant judgments, and (c) the clarity of the disclosures in the financial statements. Recommend, based on its review and discussion, that the audited financial statements be included in the Corporation’s Form 10-K for filing with the Commission.

3.	Obtain a report made to the Audit Committee by the Chief Executive Officer and Chief Financial Officer of the Corporation during their certification processes for the Form 10-K and each Form 10-Q which describes, if any, (a) all significant deficiencies in the design or operation of the Corporation’s internal controls which could adversely affect the Corporation’s ability to record, process and report financial data, and (b) any fraud (whether or not material) involving management or other employees who have a significant role in the Corporation’s internal controls.

4.	Discuss generally, in terms of types of information to be disclosed and the type of presentation to be made, the Corporation’s earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies. The Chairman of the Audit Committee should review each earnings press release prior to release.

5.	In consultation with the independent accountants, review the integrity of the Corporation’s financial reporting processes, both internal and external. In support of this review, periodically discuss with management the financial reporting controls over key business processes of the Corporation and any special audit steps adopted in light of material control deficiencies.

6.	Discuss with the independent accountants any significant matters regarding internal controls over financial reporting that have come to their attention during the conduct of the audit.

7.	Review analyses prepared by management and/or the independent accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

8.	Review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

9.	Consider management and the independent accountants’ judgment about the quality and appropriateness of the Corporation’s accounting principles and policies and changes to such principles and policies as applied in its financial reporting.

10.	Assess the process for establishing key estimates and reserves within the financial statements and consider the independent accountants’ judgments about the appropriateness of such processes.

11.	Consider the independent accountants’ judgment about the appropriateness of the accounting principles and disclosure practices adopted by management in connection with new transactions or events.

D.	Process Improvement

1.	Establish regular reporting to the Audit Committee of significant judgments made in management’s preparation of the Corporation’s financial statements.

2.	Following completion of the annual audit, review separately with each of management and the independent accountants any problems, difficulties or disagreements encountered during the course of the audit, including any restrictions on the scope of work or access to required information. As part of this review the Audit Committee should, among other items, review: (a) any accounting adjustments that were noted by the independent accountants but were “passed,” (b) any communications between the audit team and the independent accountants’ national office respecting auditing or accounting issues raised by the engagement and (c) any management letter issued by the independent accountants to the Corporation.

3.	Review any significant disagreement among management and the independent accountants in connection with preparation of the Corporation’s financial statements.

E.	Ethical and Legal Compliance and Risk Management

1.	Review the status of tax returns and any real estate investment trust compliance issues.

2.	Review policies with respect to risk assessment and risk management. Meet periodically with the management to review the Corporation’s major financial risk exposures and the steps the management has taken to monitor and control such exposures.

3.	Review the terms, conditions and arrangements involving any related party or potential conflict of interest transactions.

4.	Approve the Corporation’s hiring of employees or former employees of the independent accountants.

5.	Review, with the Corporation’s secretary, any legal matters that could have a significant impact on the Corporation’s financial statements.

6.	Establish procedures for the receipt, retention and treatment of complaints regarding the Corporation’s accounting, internal accounting controls or auditing matters and confidential, anonymous submission by employees of concerns regarding accounting questions or auditing matters.

7.	Develop or recommend to the Board for its approval those provisions of a Code of Conduct as may be required by the Listing Standards and those provisions of a Code of Ethics for Senior Executive Officers and Financial Officers as may be required by the Exchange Act and rules and regulations of the Commission that relate to areas that the Committee is responsible for overseeing. Review the Corporation’s Code of Conduct and Code of Ethics from time-to-time, as appropriate, and annually receive an acknowledgment of compliance with the Code of Ethics by the Senior Executive and Financial Officers.

8.	Review, with the Corporation’s secretary, legal compliance matters, including corporate securities trading practices.

9.	Perform any other activities consistent with the Charter, the Corporation’s Bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

10.	Serve as the Qualified Legal Compliance Committee (the “QLCC”) with the authority and responsibility as determined from time to time by the Board of Directors. The Audit Committee, as the QLCC, shall establish written procedures by which it will handle reports of material violations.

V.	Administration

A.	The Audit Committee shall have prompt and unrestricted access to all financial and operating information relevant to the Corporation’s business. The Audit Committee shall have ready access to the Corporation’s legal counsel and to the independent accountants, and shall be provided from time to time with staff assistance from within the Corporation as requested.

B.	The Audit Committee is empowered to employ its own legal counsel, accountants or other advisors, at the Corporation’s expense, to deal with specific problems or issues that arise in the course of carrying out its duties and responsibilities.

C.	Report periodically to the Board, which report may include issues that arise with respect to (a) the quality and integrity of the Corporation’s financial statements, (b) the Corporation’s compliance with legal or regulatory requirements, (c) the performance and independence of the Corporation’s independent auditors or (d) the performance of the internal audit function.

D.	Maintain minutes or other records of meetings and activities of the Committee.

E.	Annually evaluate the performance of the Committee.

VI.	Certification

This Charter of the Audit Committee was duly approved and adopted by the Board of the Corporation on the 5th day of November, 2003.

Name: Sherry W. Cohen
Title: Executive Vice President and
Corporate Secretary

Electronic Voting Instructions
You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on May 24, 2007.

Vote by Internet
•	Log on to the Internet and go to www.investorvote.com

•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 — Robert C. Goddard, III	☐	☐	02 — David P. Stockert	☐	☐	03 — Herschel M. Bloom	☐	☐
	04 — Douglas Crocker II	☐	☐	05 — Walter M. Deriso, Jr.	☐	☐	06 — Russell R. French	☐	☐
	07 — Charles E. Rice	☐	☐	08 — Stella F. Thayer	☐	☐	09 — Ronald de Waal	☐	☐

		For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accountants for 2007.	☐	☐	☐	3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
B Non-Voting Items
Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name or names appear hereon. For more than one owner, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If submitted by a partnership, please sign in the partnership’s name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Post Properties, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 24, 2007
The undersigned hereby appoints David P. Stockert and Sherry W. Cohen, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of Post Properties, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders, or at any adjournment or postponement thereof. The Annual Meeting will be held on May 24, 2007, at 9:00 a.m., local time, at 400 Crescent Court, Dallas, Texas 75201. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, and will vote on the matters described in both and upon any other business that may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND, IN THE DISCRETION OF MR. STOCKERT AND/OR MS. COHEN, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.